UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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THE MICHAELS COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

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8000 Bent Branch Drive

Irving, Texas 75063

April 30, 2019

Dear Stockholder:

We cordially invite you to attend our 2019 Annual Meeting of Stockholders on Tuesday, June 11,  2019, at 8:00 a.m. (local time), to be held at 8000 Bent Branch Drive, Irving, Texas 75063.

The Michaels Companies, Inc. has elected to deliver our proxy materials to our stockholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 30, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2019 Annual Meeting of Stockholders and our 2018 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one stockholder (or proxyholder) to attend the 2019 Annual Meeting of Stockholders. If you request and receive a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one stockholder (or proxyholder) to attend the Annual Meeting of Stockholders. All stockholders and proxyholders must also present a valid form of government‑issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on June 11th.

Sincerely,

James A. Quella	Mark S. Cosby
Chairman of the Board	Interim Chief Executive Officer and Director

The Michaels Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2019

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of The Michaels Companies, Inc. (the “Company” or “Michaels”) will be held at the Company’s Support Center, 8000 Bent Branch Drive, Irving, Texas 75063 on Tuesday,  June 11, 2019 at 8:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	to elect the directors standing for election as specifically named in the proxy statement;

•	to ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm of the Company for the current fiscal year; and

•	any other business properly brought before the meeting.

Stockholders of record at the close of business on April 16,  2019 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Michaels stockholder as of the close of business on April 16, 2019, or hold a valid proxy for the Annual Meeting from such a stockholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one stockholder to attend the 2019 Annual Meeting of Stockholders. If you request and receive a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one stockholder to attend the Annual Meeting of Stockholders. You may alternatively present a brokerage statement showing proof of your ownership of Michaels stock as of April 16, 2019.  All stockholders must also present a valid form of government‑issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Navin Rao
Secretary

Irving, Texas

April 30, 2019

The Michaels Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2019

PROXY STATEMENT

The Board of Directors of The Michaels Companies, Inc. is soliciting your proxy for the 2019 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you request and receive a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. You may vote by telephone using the toll‑free telephone number contained on the Notice, proxy card, or voting instruction card. Both Internet and telephone voting provide easy‑to‑follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later‑dated proxy card, or delivering a written revocation to the Secretary of Michaels.

Stockholders of record at the close of business on April 16, 2019 are entitled to vote at the meeting. Each of the 158,121,299 shares of Common Stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the 2018 Annual Report to Stockholders for our fiscal year ended February 2,  2019 (fiscal 2018) are being first mailed or made available to stockholders on or about the date of the notice of meeting. Our address is 8000 Bent Branch Drive, Irving, Texas 75063.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 11, 2019: Our proxy statement is attached. Financial and other information concerning Michaels is contained in our 2018 Annual Report to Stockholders for the fiscal year ended February 2, 2019. The proxy statement and our 2018 Annual Report to Stockholders are available on our website at http://investors.michaels.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) provides for no fewer than three and no more than fifteen Directors, with the exact number to be fixed by our Board of Directors. Our Board currently consists of ten Directors. The current term of all of our Directors expires at the Annual Meeting.

On February 28, 2019, the Company announced the appointment of Mark S. Cosby as the Interim Chief Executive Officer of the Company and a member of the Company’s Board of Directors. Mr. Cosby succeeded Carl S. Rubin, who resigned from his role as Chief Executive Officer effective February 28, 2019.  Mr. Rubin resigned from his role as Chairman of the Board and his employment as an employee of Michaels Stores, Inc. (“MSI”) terminated effective April 1, 2019.

Effective November 21, 2018, James Quella became the Lead Independent Director of the Board. In connection with Mr. Rubin’s resignation, Mr. Quella became Chairman of the Board.

All of our current Directors are standing for election at the Annual Meeting and have been recommended for nomination by our Nominating and Governance Committee and nominated by our Board for election at the Annual Meeting.

In making its recommendations for nominees, the Nominating and Governance Committee seeks nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

We believe that each of our nominees possesses the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below. The Board believes that each of the nominees listed brings strong skills and experience to the Board, giving the Board as a group the appropriate skills to exercise its responsibilities.

In connection with our initial public offering, we entered into an investor agreement with our significant stockholders, affiliates of or funds advised by Bain Capital Private Equity, L.P. (“Bain”) and The Blackstone Group L.P. (“Blackstone”), granting each of Bain and Blackstone the right, subject to certain conditions, to name representatives to our Board. Bain currently has the right to designate up to three nominees for election to our Board, and has designated Joshua Bekenstein and Ryan Cotton. Blackstone currently has the right to designate up to two nominees for election to our Board, and has designated Peter F. Wallace. Among other factors, the Nominating and Governance Committee and the Board reviewed and considered the investor agreement when determining the independence of directors designated as nominees by Bain and Blackstone. For more information, see “– Corporate Governance – Investor Agreement”.

Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. If any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce further the number of Directors. Management is not aware of any circumstances that would render any nominee unavailable. Directors elected at the Annual Meeting will hold office until the 2020 Annual Meeting or until their successors are elected and qualified.

Members of the Board are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees with the most votes will be elected. Shares voting “Abstain” or broker non‑votes will have no effect on the election of Directors. Brokers, banks and other nominees have no discretionary voting power in respect of this item. See, “Voting Requirements and Proxies.”

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Set forth below is information concerning each of the incumbent directors standing for election, including their ages as of April 16, 2019, present principal occupations, other business experiences during at least the last five years, membership on committees of the Board, public company directorships held during the last five years and certain other directorships.

Name	Age	Director Since	Committee Membership
Josh Bekenstein	60	October 31, 2006	—
Mark S. Cosby	60	February 28, 2019	—
Ryan Cotton	40	December 8, 2017	—
Monte E. Ford	59	September 10, 2015	Audit Committee; Nominating and Governance Committee
Karen Kaplan	59	April 8, 2015	Audit Committee; Nominating and Governance Committee
Matthew S. Levin	53	October 31, 2006	Compensation Committee
John J. Mahoney	67	September 18, 2013	Audit Committee; Nominating and Governance Committee
James A. Quella	69	October 31, 2006	Compensation Committee
Beryl B. Raff	68	September 23, 2014	Compensation Committee
Peter F. Wallace	44	March 11, 2009	Compensation Committee

Mr. Bekenstein is a Managing Director and Co-Chairman of Bain, having joined Bain at its inception in 1984. Prior to joining Bain, Mr. Bekenstein spent two years at Bain & Company as a consultant, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of Bright Horizons Family Solutions and Canada Goose Holdings Inc. Mr. Bekenstein received an M.B.A. from Harvard Business School and a B.A. from Yale University. Mr. Bekenstein possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies.  Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors make him highly qualified to serve on our Board.

Mr. Cosby was named Interim Chief Executive Officer and member of the Board of Directors in February 2019. Prior to joining the Company, Mr. Cosby served as President, North America for Office Depot from July 2014 until December 2016. From September 2011 to November 2013, Mr. Cosby served as President, Retail at CVS Caremark Corporation, where he was responsible for all aspects of the $65 billion retail business, including 7,600 retail stores, 19 distribution centers, retail merchandising, supply chain, marketing, real estate and store pharmacy operations. Prior to CVS, Mr. Cosby spent five years at Macy’s, Inc., where he served in a number of executive roles, including President, Stores from April 2009 to August 2011. Prior to Macy’s, Inc., Mr. Cosby served as President, Full-line Stores at Sears, Roebuck & Company and chief operating officer and chief development officer at YUM! Brands, Inc. Mr. Cosby serves on the Board of Directors of 2nd Swing, a specialty retailer and online seller of new and used golf equipment and accessories.

Mr. Cotton joined Bain in 2003, and has served as a Managing Director in the North American Private Equity – Consumer, Retail & Dining Vertical since 2015. Prior to joining Bain, Mr. Cotton was a consultant at Bain & Company, and worked in baseball operations at the Boston Red Sox. He is currently a member of the Board of Directors of Canada Goose Holdings Inc.,  and the boards of private companies, including Blue Nile Inc., Daymon Worldwide Inc., TOMS Shoes, and Virgin Voyages. Mr. Cotton received an M.B.A. from The Stanford Graduate School of Business where he was a Siebel Scholar, an Arjay Miller Scholar, and the winner of the Alexander A. Robichek Award for Outstanding Achievement in Finance. He received an A.B. in Philosophy from Princeton University. Mr. Cotton adds value to our Board through his extensive retail experience and prior public and private board service.

Mr. Ford is currently the Principal Partner at the CIO Strategy Exchange, an organization of the top 50 sitting Chief Information Officers in business. He also serves as a Network Partner to Brightwood Capital Advisors, which provides growth capital to growing middle-market businesses. From February 2012 until September 2013, he was the Chief Executive Officer of Aptean Software Corporation, a provider of enterprise application software. Prior to joining Aptean, he served as Senior Vice President and Chief Information Officer of American Airlines, Inc. from December

2000 through December 2011. Mr. Ford currently sits on the board of directors of Akamai Technologies, Inc., a leading internet network and security company where he serves on the Compensation Committee and Nominating and Corporate Governance Committee, and Iron Mountain Incorporated, a storage and information management company where he serves on the Compensation Committee and Risk and Safety Committee. Mr. Ford’s diverse leadership experience as well as extensive background in Information Technology make him a valuable contributor to our Board.

Ms. Kaplan has served as Chairman and Chief Executive Officer of Hill Holliday, Inc., one of the nation’s largest advertising agencies, since 2013, and has served in various roles for Hill Holliday since 1982. Ms. Kaplan is a Trustee of Fidelity Investments, a multinational financial services corporation, where she serves on the Audit and Compliance Committee and Nominating and Governance Committee. Ms. Kaplan was previously a member of the board of directors of each of Vera Bradley, Inc. and DSM USA Insurance Company, Inc. Ms. Kaplan holds a B.A. from the University of Massachusetts. Ms. Kaplan’s significant marketing and branding experience, as well as a strong tactical and financial background, allows her to provide valuable insight and make important contributions to our Board.

Mr. Levin serves as a Senior Advisor for Bain in the private equity business. From 2001 through 2015, Mr. Levin was a Managing Director of Bain and leader within the North America consumer products and retail industry vertical. Prior to joining Bain in 1992, Mr. Levin was a consultant at Bain & Company where he consulted in the consumer products and manufacturing industries. Mr. Levin received an M.B.A from Harvard Business School where he was a Baker Scholar, and a B.S. from the University of California Berkeley. Mr. Levin has also served on numerous other corporate boards over the course of his professional career. Mr. Levin’s significant experience in and knowledge of corporate finance and managing companies put him in a position to provide important contributions to our Board.

Mr. Mahoney retired as Vice Chairman of Staples, Inc. in July 2012, having served as Vice Chairman since January 2006. Mr. Mahoney also served as Chief Financial Officer for Staples, Inc. from 1996 through January 2012. Prior to 1996, Mr. Mahoney was a partner at Ernst & Young, LLP. He currently serves on the Board of Directors of Bloomin’ Brands, Inc., Burlington Stores, Inc. and Chico’s FAS, Inc. In addition to serving on the Audit Committees of each of Bloomin’ Brands, Inc. and Chico’s FAS, Inc., Mr. Mahoney also serves on the Nominating and Governance Committee of Bloomin’ Brands, Inc. and the Compensation Committees of both of Burlington Stores, Inc. and Chico’s FAS, Inc. Previously, Mr. Mahoney served on the Board of Directors of Advo, Inc. and Zipcar, Inc. Mr. Mahoney holds an M.B.A. from Northeastern University, as well as an undergraduate degree from the College of the Holy Cross. Mr. Mahoney’s strong financial background and experience as a Vice Chairman and former Chief Financial Officer of a Fortune 500 retail company, enables him to provide valuable counsel to our management and Board.

Mr. Quella was named Chairman of the Board in April 2019 and Lead Independent Director in November 2018. Mr. Quella retired as a Senior Managing Director, Senior Operating Partner and co-head of the Portfolio Operations Group at Blackstone in the Private Equity Group in June 2014, having served in these roles since 2003. Mr. Quella received a B.A. in International Studies from the University of Chicago/University of Wisconsin Madison and an M.B.A. with Dean’s Honors from the University of Chicago Graduate School of Business. Mr. Quella serves as a director of DJO Global, Inc., Dun and Bradstreet Corporation and FGL Holdings, and serves on the Compensation Committees of both DJO Global, Inc. and FGL Holdings, the Audit Committee of Dun and Bradstreet Corporation and the Nominating and Corporate Governance Committee of FGL Holdings. Mr. Quella was formerly a director of Allied Waste, Catalent Pharma Solutions, Inc., Columbia House, Celanese Corporation, Freescale Semiconductor, Inc., Graham Packaging Company, L.P., Houghton Mifflin Harcourt Company, Intelenet Global Services, Lionbridge Technologies, Inc., The Nielsen Company and Vanguard Health Systems, Inc. Due to contributions that Mr. Quella can provide to our Board resulting from his financial expertise, as well as his significant experience in working with companies transitioning from control by private equity sponsors, he is qualified to be on and is an asset to our Board.

Ms. Raff has been Chief Executive Officer and Chairman of Helzberg Diamond Shops, Inc., a wholly owned subsidiary of Berkshire Hathaway Inc., since April 2009. From 2001 to 2009, and prior to joining Helzberg, Ms. Raff served in various management positions at J. C. Penney Company, Inc., most recently as Executive Vice President and General Merchandising Manager since September 2005. Prior to joining J.C. Penney, Ms. Raff served as Chairman and CEO of Zale Corporation. Ms. Raff is a director of Helen of Troy, Ltd., and serves on its Audit Committee. Ms. Raff was previously a director of Group 1 Automotive, Inc., Jo‑Ann Stores, Inc., The Make-A-Wish Foundation and Zale Corporation. Ms. Raff received her B.B.A. from Boston University and her M.B.A. from Drexel University. Ms. Raff adds value to our Board through her extensive experience in operating and managing large retail companies, as well as her prior public board service.

Mr. Wallace is a Senior Managing Director at Blackstone in the private equity group, which he joined in 1997. Mr. Wallace received a B.A. in Government from Harvard College. Mr. Wallace serves on the board of directors of Outerstuff, Ltd., Service King Collision Repair, Vivint, Inc., Vivint Solar and The Weather Group. Mr. Wallace was formerly a director of AlliedBarton Security Services,  GCA Services Group and SeaWorld Parks & Entertainment. These experiences and knowledge, along with his service on public company boards, enhance Mr. Wallace’s contributions and value to our Board.

BOARD STRUCTURE AND BOARD COMMITTEES

Board Committees

We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, which have the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board. A copy of each charter can be found by clicking on “Governance” in the Investor Relations section of our website www.michaels.com.  The Board considers the Nominating and Governance Committee’s recommendation prior to appointing the individuals to serve as members of each committee. Each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities with various aspect of the Company’s business, including but not limited to the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The Audit Committee’s primary duties and responsibilities are to:

•

appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•

establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	determine funding of various services provided by accountants or advisers retained by the committee;

•	review our financial reporting processes and internal controls;

•	review and approve related‑party transactions or recommend related‑party transactions for review by independent members of our Board; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Audit Committee consists of Mr. Ford, Ms. Kaplan and Mr. Mahoney, each of whom has been determined to be an independent director by our Board. Mr. Mahoney is also an “audit committee financial expert” within the meaning of Item 407 of Regulation S‑K. A copy of the Audit Committee charter is available on our website. The Audit Committee met seven times in fiscal 2018.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling responsibilities relating to oversight of the Company’s incentive and equity‑based compensation programs as well as the compensation of our directors, executive officers and other employees. The Compensation Committee reviews and provides recommendations and guidance to our Board with respect to compensation plans, policies and programs and approves specific compensation levels for all executive officers. In fiscal 2018, the Compensation Committee met ten times. The Compensation Committee consists of Ms. Raff and Messrs. Levin, Quella and Wallace, each of whom has been determined to be an independent director by our Board. A copy of the Compensation Committee charter is available on our website.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to oversee the director nomination process and maintain the Company’s corporate governance guidelines. The Nominating and Governance Committee’s primary duties and responsibilities are to review recommendations and nominations for individuals to serve as directors, recommend a slate of director nominees to the Board, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board, determine and recommend for Board approval independence of our directors and manage the Board and committee evaluation process. The committee is also responsible for recommending to the Board qualified individuals to serve as committee members on the various Board committees, annually reviewing the Company’s corporate governance guidelines and identifying best practices with respect to corporate governance. A copy of the Nominating and Governance Committee charter is available on our website.

The Nominating and Governance Committee consists of Mr. Ford, Ms. Kaplan and Mr. Mahoney, each of whom has been determined to be an independent director by our Board. In fiscal 2018, the Nominating and Governance Committee met five times.

CORPORATE GOVERNANCE

Our Board is responsible for governing the business and affairs of the Company. Highlights of our corporate governance practices are described below.

Board Independence. The Board evaluates any relationships of each director and nominee and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of Nasdaq. Our Board reviews any transactions and relationships between each non‑management director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether there are any such transactions or relationships and if so, whether they are inconsistent with a determination that the director was independent. The Board has determined that each of Messrs. Bekenstein, Cotton, Ford, Levin, Mahoney, Quella and Wallace and Mses. Kaplan and Raff is independent under our Corporate Governance Guidelines and Nasdaq listing standards.

Board Expertise and Diversity. Our Corporate Governance Guidelines provide that the Board shall be committed to a diversified membership, in terms of both the individuals involved as well as their personal backgrounds, various experiences and areas of expertise. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and at least one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines and Nominating and Governance Committee charter provide that the Nominating and Governance Committee shall be responsible for periodically, and at least annually, conducting an evaluation of the Board as a whole, as well as each of the committees’ performance, on an annual basis. Using criteria developed to conduct these evaluations, the Nominating and Governance Committee shall report to the Board on its findings.

Board Nominees. Our Nominating and Governance Committee is responsible for recommending for Board approval the candidates for election to the Board at the Company’s annual meeting of stockholders and for recommending individuals to fill vacancies on the Board that may occur between annual meetings of stockholders. It is the policy of the Nominating and Governance Committee to consider recommendations for director nominees from all sources, including stockholders, and to evaluate all recommendations under the same standards and criteria. Stockholders may recommend a director candidate for the consideration of the Nominating and Governance Committee by submitting the candidate’s name and biography c/o Office of the Corporate Secretary, The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, Texas 75063. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business, represent stockholder interests and exercise sound judgment using its diversity of experience. In addition, the Nominating and Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills. See “Proposal 1 Election of Directors” for the biographical information of the director nominees. Stockholders may also nominate director candidates for election at an annual meeting of stockholders, according to the procedures set forth in our bylaws, which are posted on our website, www.michaels.com. See also “Stockholder Proposals and Director Nominations”.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. In connection with the resignation of Mr. Rubin, the Board decided to separate the roles of Chairman and Chief Executive Officer, appointing Mr. Cosby as Interim Chief Executive Officer in February 2019 and James Quella as the Chairman of the Board in April 2019. During the leadership transition to a new full-time Chief Executive Officer, the Board believes that separating the roles allows the Interim Chief Executive Officer to focus on the business and day to day operations of the Company while the Chairman can handle the Board governance process.

Policies Relating to Board Service. It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re‑election. We also expect each of our directors to attend the Annual Meeting of Stockholders. Under our Audit Committee Charter, members of the Audit Committee should serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

Attendance. Our Board of Directors held seven meetings in fiscal 2018. During fiscal 2018, each director attended at least 75% of the Board and committee meetings on which he or she served during the periods that he or she served. Our independent directors also met separately in executive session at each of our regularly scheduled Board meetings during the year. Nine of our directors attended the 2018 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code of Ethics”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code of Ethics covers professional conduct, conflicts of interest, the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Ethics is posted on our website, at www.michaels.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for our executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8‑K with the Securities and Exchange Commission, or the SEC.

Environmental and Corporate Social Responsibility. We operate by a set of core values, including giving back and doing the right thing.  Our environmental sustainability and social responsibility efforts reflect those values. Michaels has long pursued initiatives that are good for society as well as our profitability, and in 2019, we published our first Corporate Social Responsibility Report. We believe in the value of environmentally sound business practices throughout our operations, including energy conservation as well as recycling and waste reduction efforts. We also expect our merchandise vendors and their factories to follow a certain set of standards and principles, including with respect to human rights. Each merchandise vendor must agree in writing to comply with our Vendor Code of Conduct and Human Rights Policy (the “Vendor Code”) as a prerequisite to doing business with us. Those principles include, among others, respecting an employee’s basic human rights, non-discriminatory hiring practices, fair compensation, a ban on child or slave/forced labor, and maintaining a safe working environment. The 2019 Corporate Social Responsibility Report and the Vendor Code are posted on our website.

Communications with Directors. Stockholders and other interested parties may communicate directly with the Board, the non‑management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, Texas 75063. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Charter, bylaws, Corporate Governance Guidelines, Code of Ethics, Vendor Code and charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at www.michaels.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any other entity (other than a subsidiary of the Company) that has one or more executive officers who serve on our Board or Compensation Committee.

Our Board’s Role in Risk Oversight

The Board has oversight responsibility for the systems established to report and regularly monitor the most significant risks applicable to Michaels. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi‑year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, data security and cybersecurity. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Nominating and Governance Committee reviews risks and best practices with respect to corporate governance guidelines.

It is also management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Michaels, including risks related to cybersecurity. The Company’s management provides quarterly reports to the Audit Committee on cybersecurity updates and preventive measures being taken to avoid attacks. As the Company reviews and updates its cybersecurity plans and policies, it plans to continue to take the steps it believes are necessary to ensure effective Board oversight of this area.

Related Person Transactions Policy

In accordance with the charter of our Audit Committee and our Related Person Transaction Policy, our Audit Committee is be responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will, or may be expected to, exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions will require our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Our Related Person Transaction Policy is available on our website www.michaels.com.

Investor Agreement

As described above, we entered into an investor agreement with Bain and Blackstone that grants each of them the right, subject to certain conditions, to name representatives to our Board. Each of Bain and Blackstone has the right to designate up to three nominees for election to our Board until such time as it owns less than 25% of our outstanding Common Stock, up to two nominees if its ownership level is 10% or more but less than 25% of our outstanding Common Stock and one nominee if its ownership level is 3% or more but less than 10% of our outstanding Common Stock. Subject to the terms of the investor agreement, each of Bain and Blackstone agreed to vote its shares in favor of the election of the director nominees designated by each other pursuant to the investor agreement. In addition, the investor agreement provides each of Bain and Blackstone with certain indemnification rights. As of April 16, 2019, Bain and Blackstone owned 33.4% and 12.9%, respectively, of our outstanding Common Stock.

Amended and Restated Registration Rights Agreement

In connection with our initial public offering, our existing registration rights agreement with Bain, Blackstone and certain other stockholders was amended and restated. The amended and restated registration rights agreement provides Bain and Blackstone demand registration rights in respect of their shares of our Common Stock. In addition, in the event that we register additional shares of Common Stock for sale to the public, we are required to give notice of such registration to each of Bain and Blackstone and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, Bain, Blackstone and such holders have piggyback registration rights providing them with the right to require us to include shares of Common Stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by Bain, Blackstone or other holders described above. The amended and restated registration rights agreement also contains certain restrictions on the sale of shares by each of Bain and Blackstone. The amended and restated registration rights agreement includes customary indemnification provisions.

EXECUTIVE OFFICERS

Our current executive officers, their ages as of April 16, 2019, and their business experience during at least the past five years are set forth below.

Name	Age	Position
Mark S. Cosby	60	Interim Chief Executive Officer
Denise A. Paulonis	47	Executive Vice President – Chief Financial Officer
Stephen J. Carlotti	52	Executive Vice President – Marketing
J. Robert Koch	54	Executive Vice President – Stores and Development
Philo Pappas	60	Interim President - Merchandising and Supply Chain

See “Proposal 1 – Election of Directors” for a description of Mr. Cosby’s business experience.

Ms. Paulonis was appointed Executive Vice President – Chief Financial Officer in August 2016. Prior to becoming Chief Financial Officer, Ms. Paulonis served as Senior Vice President – Finance of the Company from November 2015 to August 2016 and Vice President – Investor Relations, Treasury and Corporate Finance from September 2014 to November 2015. Prior to joining the Company, she served in various capacities at PepsiCo, Inc. since 2009, including Vice President, Financial Planning & Analysis, Frito Lay from August 2013 to September 2014 and Vice President, Finance & Strategy, PepsiCo U.S. Sales from January 2011 to July 2013. Since May 2018, she has served as a member of the board of directors of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies.

Mr. Carlotti was named Executive Vice President – Marketing of the Company, effective June 2014. Prior to joining Michaels, he served as Chief Executive Officer of The Cambridge Group (a growth strategy consultancy owned by The Nielsen Corporation, a global marketing research firm), beginning in October 2011 and as Executive Vice President, Global Practices and Consulting Services at Nielsen from June 2011 to October 2011. Prior to joining Nielsen, Mr. Carlotti served as Senior Partner at Prophet (a brand strategy consulting firm) from June 2010 to June 2011. Prior to joining Prophet, Mr. Carlotti served in various capacities at McKinsey & Company since 1990, including as Senior Partner from 2005 to June 2010. Mr. Carlotti is a board member of E&J Gallo Winery.

Mr. Koch was named Executive Vice President – Stores and Development in May 2018. Prior to joining Michaels, Mr. Koch served as Executive Vice President of Business Development at Office Depot, Inc. from August 2017 to May 2018, after having served as Senior Vice President of Real Estate at Office Depot since December 2013. In his 20 years with Office Depot, he has held various key leadership positions in both Finance and Operations, including Senior Vice President, Merchandising; Senior Vice President, Real Estate, Construction and Strategy; Vice President, North American Finance; and Vice President of Financial Planning and Corporate Development. Prior to joining Office Depot in 1994, Mr. Koch held various positions in the corporate finance division of Blockbuster Entertainment.

Mr. Pappas was named Interim President – Merchandising and Supply Chain in February 2019. Mr. Pappas joined the Company in 2009 as Executive Vice President – Merchandising and was named President – Michaels Stores Procurement, Inc. in August 2017. Prior to joining Michaels, he served as Chief Merchandising Officer at Tweeter Home Entertainment Group, Inc. (a specialty consumer electronics retailer) from April 2003 to October 2008. Prior to joining Tweeter, Mr. Pappas served in various management positions at Staples, Inc. (an office supply store chain) from November 1994 to April 2003, most recently as Senior Vice President of Merchandising.

STOCK OWNERSHIP INFORMATION

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 16, 2019 by (i) such persons known to us to be beneficial owners of more than 5% of our Common Stock, (ii) each director, director nominee and Named Executive Officer (as defined in “Executive Compensation – Compensation Discussion and Analysis” below) , and (iii) all directors, nominees and executive officers as a group. Unless otherwise indicated by footnote, the address for each listed director, officer and stockholder is c/o The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, Texas 75063 and each beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, and beneficial owners of 5% or more of Common Stock is calculated based on 158,121,299 shares of Common Stock outstanding as of April 16, 2019, and the number of unissued shares as to which such person or persons has the right to acquire voting and/or investment power within 60 days. The beneficial ownership information set forth below was provided or disclosed by or on behalf of our executive officers, our directors, and our beneficial owners of 5% or more of our Common Stock.  As such, the Company has not independently verified the accuracy or completeness of the information so provided.

	Number of
Name and address of beneficial owner(1)	Shares Owned	Percent
Beneficial Owners of 5% or More of Our Common Stock:
Bain Capital Investors, LLC and related funds (2)	52,798,929	33.4%
Affiliates of The Blackstone Group L.P. (3)	20,393,531	12.9%
T. Rowe Price Associates Inc. (4)	12,650,536	8.0%
The Vanguard Group (5)	8,513,247	5.4%
BlackRock, Inc. and affiliates (6)	8,456,082	5.3%

Directors and Named Executive Officers:
Joshua Bekenstein (7)	—	—
Mark Cosby (8)	18,943	*
Ryan Cotton (7)	—	—
Monte E. Ford	17,401	*
Karen Kaplan	19,567	*
Matthew S. Levin (7)	5,835	*
John J. Mahoney	29,433	*
James A. Quella (9)	22,620	*
Beryl B. Raff	24,293	*
Peter F. Wallace (9)	—	—
Carl S. Rubin (10)	2,418,930	1.5%
Denise A. Paulonis (11)	182,414	*
Stephen J. Carlotti (12)	327,465	*
J. Robert Koch	—	—
All directors and executive officers as a group (14 persons) (13)	802,654	*

*Less than one percent.

(1)

Pursuant to Rule 13d‑3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of Common Stock owned as of April 16, 2019 by the person indicated.

(2)

The shares included in this table consist of: (i) 52,644,833 shares of Common Stock held by Bain Capital Integral Investors 2006, LLC (“Integral 06”); and (ii) 154,096 shares of Common Stock held by BCIP TCV, LLC (“TCV”).

Bain Capital Investors, LLC (“BCI”) is the administrative member of Integral 06 and governs the investment strategy and decision-making process with respect to investments held by TCV. As a result, BCI may be deemed to share voting and dispositive power with respect to the shares held by Integral 06 and TCV (collectively, the “Bain Capital Entities”). Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(3)

Includes 15,397,191 shares of our Common Stock owned by Blackstone Capital Partners V L.P. (“BCP V”), 3,521,509 shares of our Common Stock owned by BCP V‑S L.P. (“BCP V‑S”), 220,529 shares of our Common Stock owned by Blackstone Family Investment Partnership V L.P. (“Family”), 46,810 shares of our Common Stock owned by Blackstone Participation Partnership V L.P. (“Participation”), 686,552 shares of our Common Stock owned by BCP V Co‑Investors L.P. (“BCP Co‑Investors”) and 520,940 shares of our Common Stock owned by Blackstone Family Investment Partnership V‑SMD L.P. (“Family‑SMD”) (collectively, “the “Blackstone Funds”). The general partner of BCP V, BCP V‑S and BCP Co‑Investors is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side‑by‑Side GP L.L.C. is the general partner of Family and Participation. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. and the sole member of BCP V Side‑by‑Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III G.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Family‑SMD is Blackstone Family GP L.L.C., which is controlled by its founder Mr. Schwarzman. As a result of his control of Blackstone Group Management L.L.C. and Blackstone Family GP L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Blackstone Funds. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address for each of the Blackstone Funds, Blackstone Management Associates V L.L.C., BMA V L.L.C., BCP V Side‑by‑Side GP L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C., Blackstone Family GP L.L.C. and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(4)

The information regarding T. Rowe Price Associates, Inc. (“T. Rowe”) is based solely on information included in Amendment No. 4 to its Schedule 13G filed by T. Rowe with the SEC on February 14, 2019, which reflects sole voting power with respect to 3,864,727 shares of Common Stock and sole dispositive power with respect to 12,650,536 shares of Common Stock. These shares are owned by various individual and institutional investors, for which T. Rowe serves as an investment adviser with the power to direct investments and/or sole power to vote the securities. By virtue of the relationships described in this footnote, T. Rowe may be deemed to be a beneficial owner of the shares, but expressly disclaims its beneficial ownership of such shares. T. Rowe reported its address as 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)

The information regarding The Vanguard Group is based solely on information included in its Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019, which reflected sole voting power with respect to 48,873 shares, sole dispositive power with respect to 8,463,638 shares and shared dispositive power with respect to 49,609 shares. The Vanguard Group. reported its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

The information regarding BlackRock, Inc. and its affiliates is based solely on information included in its Amendment No. 1 to its Schedule 13G filed by BlackRock, Inc. with the SEC on February 5, 2019, which reflected sole voting power with respect to 8,010,686 shares and sole dispositive power with respect to 8,456,082 shares. BlackRock, Inc. reported its address as 55 East 52nd Street, New York, New York 10055.

(7)

Does not include shares indirectly held by the Bain Capital Entities. Mr. Bekenstein and Mr. Cotton are each Managing Directors of BCI, and Mr. Levin is a Senior Advisor of BCI. As a result, by virtue of the relationships described above, each may be deemed to share beneficial ownership of the shares of Common Stock held by the Bain Capital Entities. The address of Mr. Bekenstein, Mr. Cotton and Mr. Levin is c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(8)	Includes 18,943 shares of unvested restricted stock for which Mr. Cosby holds voting rights (of which 2,367 shares of restricted stock are to vest as of May 6, 2019).

(9)

Mr. Wallace is an employee, and Mr. Quella is a former employee,  of affiliates of The Blackstone Group L.P., but each disclaims beneficial ownership of the shares beneficially owned by the Blackstone Funds. The addresses of Mr. Quella and Mr. Wallace are c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(10)

Includes 369,000 stock options that vested on March 18, 2014;  369,000 stock options that vested on March 18, 2015; 369,000 stock options that vested on March 18, 2016; 63,131 stock options that vested on September 30, 2016; 369,000 stock options that vested on March 18, 2017; 87,169 stock options that vested on September 14, 2017; 63,132 stock options that vested on September 30, 2017; 369,000 stock options that vested on March 18, 2018 111,657 stock options that vested on March 31, 2018; 87,169 stock options that vested on September 14, 2018; 63,131 stock options that vested on September 30, 2018; 126,839 stock options that vested on March 29, 2019; 111,657 stock options that vested on March 31, 2019 and 79,177 stock options that vested on April 1, 2019, of which an aggregate of 493,789 shares have been exercised and sold. Mr. Rubin resigned as Chief Executive Officer effective February 28, 2019. His role as Chairman of the Board and his employment as an employee of MSI terminated effective April 1, 2019. In connection with his separation, 804,103 vested stock options will be forfeited if unexercised on June 1, 2019. For more information about Mr. Rubin’s separation, including his agreements with the Company, see Executive and Director Compensation – Employment Agreements with Certain Named Executive Officers – Agreements with Carl S. Rubin.”

(11)

Includes 16,850 stock options that vested on December 9, 2015; 6,043 stock options that vested on September 30, 2016; 16,850 stock options that vested on December 9, 2016; 16,931 stock options that vested on August 29, 2017; 6,042 stock options that vested on September 30, 2017; 16,850 stock options that vested on December 9, 2017; 12,282 stock options that vested on March 31, 2018; 16,932 stock options that vested on August 29, 2018; 6,043 stock options that vested on September 30, 2018; 16,850 stock options that vested on December 9, 2018; 13,953 stock options that vested on March 29, 2019; and 12,282 stock options that vested on March 31, 2019. Includes 1,208 shares of unvested restricted stock for which Ms. Paulonis holds voting rights.

(12)

Includes 58,488 stock options that vested on June 16, 2015; 58,487 stock options that vested on June 16, 2016; 9,921 stock options that vested on September 30, 2016; 58,488 stock options that vested on June 16, 2017; 9,589 stock options that vested on September 14, 2017; 9,922 stock options that vested on September 30, 2017; 12,282 stock options that vested on March 31, 2018; 58,487 stock options that vested on June 16, 2018; 9,589 stock options that vested on September 14, 2018; 9,921 stock options that vested on September 30, 2018; 13,953 stock options that vested on March 29, 2019; and 12,282 stock options that vested on March 31, 2019 of which an aggregate of 40,000 shares have been exercised and sold. Includes 1,984 shares of unvested restricted stock for which Mr. Carlotti holds voting rights.

(13)

Consistent with the disclaimers of beneficial ownership of Messrs. Bekenstein, Cotton, Levin, Quella and Wallace contained in notes (2), (3), (6) and  (8) above, this number does not include the 73,192,460 shares of Common Stock that may be deemed to be beneficially owned by each of (a) the Bain Capital Entities (b) affiliates of The Blackstone Group L.P. The total includes 1,373,567 vested options or options that will vest within 60 days of April 16, 2019 held by current executive officers of the Company (of which an aggregate of 797,572 shares have been exercised and sold) and 31,065 shares of unvested restricted stock for which executive officers of the Company hold voting rights. For a list of the current directors and executive officers of the Company, please see page 3 and page 10, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our Common Stock with the SEC and Nasdaq. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and our independent directors. Based on our records and other information, all reports were timely filed in fiscal 2018.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis relates to compensation paid to our executive officers named in the Summary Compensation Table for fiscal 2018.

These individuals, referred to as our “Named Executive Officers” for fiscal 2018 are: Carl S. Rubin, former Chairman and Chief Executive Officer; Denise A. Paulonis, Executive Vice President – Chief Financial Officer; Stephen J. Carlotti, Executive Vice President—Marketing; and J. Robert Koch, Executive Vice President – Stores and Development. This Compensation Discussion and Analysis and the executive compensation discussion and tables that immediately follow describe our compensation, objectives, the strategy and elements of our compensation program, and our compensation‑setting process as applied to our Named Executive Officers.

Highlights of Fiscal 2018 Performance

The highlights of our fiscal 2018 performance include the following:

•	Comparable store sales increased 0.8%, or 0.9% at constant exchange rates.
•	Net sales decreased to $5,271.9 million, a 1.7% decrease compared to last year, primarily due to the closure of substantially all of our Aaron Brothers stores and the 53rd week in fiscal 2017.
•	Our Michaels retail stores’ private brand merchandise drove approximately 60% of net sales in fiscal 2018 compared to 58% of net sales in fiscal 2017.
•	We recognized approximately $40 million of cost savings in fiscal 2018 as a result of sourcing initiatives that began in fiscal 2016.

Compensation Program

The principal objectives of our compensation program are:

•	attracting and retaining highly qualified individuals whose contributions to Michaels result in us meeting or exceeding our financial and strategic goals;

•	motivating officers to achieve exceptional levels of operating and financial performance; and

•	aligning officer interests with the long‑term goals of our stockholders.

Currently, the total compensation for our officers at the Vice President level and above, including our Named Executive Officers, consists of three main components: base salary, annual cash incentive bonuses and long‑term equity‑based incentive compensation awards. The strategy of the cash incentive compensation program is to provide higher annual cash incentive compensation for exceptional corporate and business financial performance. We also believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining longer‑term growth, our stockholders will benefit along with the executives who helped create stockholder value. The table, immediately below, includes the principal components of our pay‑for‑performance approach.

Component	Purpose	Form	Pay for Performance
Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives; reward good performance and business results.	Cash	Adjustments to base salary are based on individual performance, contributions to the business, competitive practices and internal comparisons.
Annual Bonuses	Provide financial incentives to members of management who can make important contributions to Michaels success.	Cash	The potential award amount varies with the degree to which we achieve our annual financial objectives as well as individual performance.
Long‑Term Equity‑Based Compensation

Encourage and reward building long‑term stockholder value; align executives’ and stockholders’ interests; promote retention; and encourage innovation. We provide different equity award types to balance these specific objectives.

	• Reward absolute stock price appreciation.	Stock Options

The potential appreciation in our stock price above the option exercise price motivates our Named Executive Officers to build stockholder value. Named Executive Officers may realize value only if our stock price appreciates.

	• Promote retention and alignment with shareholders even during periods of short‑term market volatility.	Restricted Stock Awards / Restricted Stock Units (time-based)

Retain Named Executive Officers and align their interests with stockholders’ interests by awarding a fixed number of common shares upon vesting, which creates retention value even during periods of short‑term market volatility.

	• Reward achievement of Company strategic initiatives and financial measures.	Restricted Stock Units (performance-based)	Retain and incentivize Named Executive Officers by aligning the vesting of restricted stock units directly to Company performance.

Compensation Strategy: Policies and Procedures

Role of Compensation Committee and Chief Executive Officer in Compensation Decisions

The Compensation Committee reviews and recommends to the Board for approval the compensation for all executive officers at the level of Executive Vice President and above. The Board is ultimately responsible for determining the compensation of our executive officers at the level of Executive Vice President and above, which includes our Named Executive Officers. Both the Compensation Committee and the Board receive recommendations with respect to compensation‑related decisions regarding our executive officers, other than the Chief Executive Officer, by senior management, principally the Chief Executive Officer and the Senior Vice President – Human Resources. In determining compensation levels for the executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, the competitive market salary at comparable companies, an individual’s performance and prior experience, the performance of the Company and the attainment of planned financial and strategic initiatives. These factors are evaluated by the Compensation Committee and the Board, with the attainment of planned financial and strategic initiatives given greater weight with respect to executive bonuses. The Compensation Committee considers overall past compensation and incentives in determining the compensation of executive officers and seeks to assure that the executives have appropriate incentives to achieve high levels of Company performance. The Compensation Committee, through its members’ involvement in other companies, has experience evaluating compensation programs for executive officers. Approvals by the Compensation Committee and recommendations to the Board by the Compensation Committee are based on a number of factors, including a review of competitive market data (as described below) and executive performance (as described below), the experience of the members of the Compensation Committee and alignment of compensation with the overall strategic direction and goals of the Company.

Competitive market data and use of compensation consultants

As part of the compensation review process, Korn Ferry Hay Group (“Korn Ferry”), a compensation consulting firm engaged by the Company on behalf of the Compensation Committee, provides market survey data on executive total compensation levels and general information regarding executive compensation practices in our industry to the Compensation Committee.  In 2017, the Compensation Committee directed Korn Ferry to evaluate our fiscal 2018 peer group. Korn Ferry used a variety of factors, including company revenue, profitability, other financial metrics, type of retail business, and competition for executive talent. Following the evaluation, Korn Ferry developed, and our Compensation Committee approved, the following companies as our peer group for fiscal 2018:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Ross Stores Inc.
AutoZone, Inc.	DSW, Inc.	Sally Beauty Holdings, Inc.
Big Lots, Inc.	GNC Holdings, Inc.	Signet Jewelers Limited
Burlington Stores Inc.	O’Reilly Automotive, Inc.	Tractor Supply Company
Chico’s FAS, Inc.	Party City Holdco Inc.	Williams‑Sonoma, Inc.

The Compensation Committee used our peer group to assess the appropriateness of the following key components of our Chief Executive Officer’s compensation: base salary, annual cash bonuses and long‑term equity incentives. In connection with fiscal 2018 bonus and base compensation targets for our Named Executive Officers, which were approved in March 2018,  respectively, the Compensation Committee used such data, as well as retail industry survey data provided by Korn Ferry and information gathered through its members’ involvement in other companies, to set the overall executive compensation program. The Compensation Committee may request that Korn Ferry (or another compensation consultant) provide other periodic market data on our peer group of companies.

Compensation Elements

Base Salaries

Base salaries for our executive officers are established based on the scope of their responsibilities, individual performance and prior experience, Michaels operating and financial performance and the attainment of planned financial and strategic initiatives, taking into account the knowledge of the members of the Compensation Committee and the advice of Korn Ferry regarding competitive market compensation paid by companies for similar positions. The Compensation Committee recommends, and the Board sets, base salaries for officers at the level of Executive Vice President and above at a level designed to attract and retain highly qualified individuals who make contributions that result in Michaels meeting its operating and financial goals. Base salaries are reviewed and adjusted annually as deemed appropriate by the Compensation Committee and the Board, as applicable, based on performance and business results, among other factors.

In December 2017, the Compensation Committee reviewed recommendations regarding fiscal 2018 annual base salary rates for the executive officer group based on the criteria set forth under “Compensation Strategy: Policies and Procedures”. Merit guidelines for fiscal 2018 were determined by reviewing surveys of market data provided by Korn Ferry, as well as giving consideration to the Company’s overall budget for team member compensation. The Compensation Committee also reviewed the Company’s financial results for fiscal 2017.  After completing its review and analysis, the Compensation Committee made the decision to not grant a merit increase for fiscal 2018 to the Chief

Executive Officer. Annual base salary rates for the Named Executive Officers for fiscal 2017 and 2018,  are shown below.

Name	2017 Base Salary	2018 Base Salary
Carl S. Rubin	$1,202,000	$1,202,000
Denise A. Paulonis	$500,000	$575,000
Stephen J. Carlotti	$556,973	$601,530
J. Robert Koch	$—	$425,000	(1)

(1)	Mr. Koch joined the Company in May 2018. Pursuant to Mr. Koch’s offer letter, his base salary was set at $425,000, subject to increases at the Board’s discretion.

Annual Bonuses

In connection with our initial public offering, our Board adopted The Michaels Companies, Inc. Annual Incentive Plan (the “Annual Plan”). Starting with fiscal 2015, annual award opportunities for executive officers, including our Named Executive Officers, and other key team members were granted under the Annual Plan. The Annual Plan provides financial incentives to these individuals and those other members of management who are in positions to make important contributions to Michaels’ success. In March 2018, the Compensation Committee recommended that the Board approve the fiscal 2018 bonus criteria for executive officers, including the Named Executive Officers, under the Annual Plan (such bonus criteria, the “2018 Bonus Plan”). The Board subsequently approved the 2018 Bonus Plan. The structure of the 2018 Bonus Plan and the specific objectives relating to bonus payments were proposed by the Chief Executive Officer and were reviewed by the Compensation Committee in consultation with Korn Ferry.

For each of the Named Executive Officers, the 2018 Bonus Plan tied 80% of bonus opportunity to Michaels’ attainment of a financial objective (earnings before interest and taxes, with certain adjustments, or “EBIT”), and 20% to individual performance. Individual management business objectives for Mr. Rubin were reviewed with the members of the Compensation Committee in the early part of fiscal 2018. Individual management business objectives for Ms. Paulonis and Mr. Carlotti were also reviewed with the members of the Compensation Committee at such time, and approved by the Chief Executive Officer.  Mr. Koch’s individual management business objectives were reviewed with the members of the Compensation Committee and approved by the Chief Executive Officer shortly after Mr. Koch’s start date with the Company.

Under the 2018 Bonus Plan, before any business unit or individual performance payout would be earned, the actual results of the financial objective (EBIT) was required to meet the threshold established by the Compensation Committee, which represented approximately 90% of target. Each participating Named Executive Officer was entitled to a bonus equal to a certain percentage of that executive officer’s base salary, depending on the achievement of the threshold, target or maximum performance level. The Compensation Committee set threshold, target and maximum performance levels for all executive officers of the Company. The final award depended on the actual level of performance achieved; however, the Compensation Committee retained the right to make adjustments in its sole discretion. The target levels of performance for the bonus goals were set at levels that the Compensation Committee and the Board believed to be reasonably achievable in view of Michaels’ historical annual performance. In the Compensation Committee’s view, taking into account comparative data provided to the Committee by Korn Ferry, the compensation payable to the Named Executive Officers upon reaching target levels of performance, when added to their base salaries, creates a level of total cash compensation competitive with that paid by comparable companies for similar positions. Additional information regarding the targets and objectives is set forth below.

For fiscal 2018 annual bonuses, the threshold, target and maximum percentages of base salary, as well as the bonus element weightings, for each of the Named Executive Officers were as follows:

	Carl S.	Denise A.	Stephen J.	J. Robert
	Rubin	Paulonis	Carlotti	Koch
Percentage of Base Salary
Target	125%	65%	65%	65%
Threshold	22.5%	11.7%	11.7%	11.7%
Maximum	250%	130%	130%	130%
Bonus Element Weightings
Overall Company Results	80%	80%	80%	80%
Individual Performance	20%	20%	20%	20%

Company Financial Measures

At the beginning of fiscal 2018, the Compensation Committee established, and the Board approved, the EBIT threshold for bonuses under the 2018 Bonus Plan at $650.1 million, with a target level of $722.3 million, and a maximum of $780.1 million. In March 2019, the Compensation Committee reviewed the Company’s financial results and determined that for fiscal 2018, the Company achieved financial performance of $668.5 million, which was above the threshold level, but below the target level. As a result, fiscal 2018 bonuses were earned under the 2018 Bonus Plan.

Individual Performance Measures

Because the financial objective threshold applicable to all Named Executive Officers was met, each of the Named Executive Officers was eligible to earn a bonus for fiscal 2018. Individual performance was also evaluated to determine whether the Named Executive Officers met their individual management business objectives, which are both quantitative and subjective. These objectives are assessed in the aggregate to determine the individual’s level of performance and bonus achieved. No specified weight is given to a single measure within the group of individual management business objectives, and assessment of achievement reflects a generalized view of overall achievement of the group of measures. In addition, the individual management business objectives for all executives included an assessment of the executive’s job knowledge and skills, communication skills, interpersonal skills, effectiveness of management, judgment and decision‑making, drive and commitment, leadership and customer satisfaction.

Mr. Rubin’s group of individual management business objectives were focused primarily on sales, EBIT, cash flow, progressing with our digital strategy, improvement of operational excellence, maintenance of organizational health, including team member engagement, solidifying the Company’s succession plans, balancing near-term and long-term profitability and opportunities.  Ms. Paulonis’s group of individual management business objectives were focused primarily on sales, EBIT, cash flow, managing the Company’s banking matters and integral partnership across the other operations of the business. Mr. Carlotti’s group of individual management business objectives focused primarily on sales, EBIT and growth of our e-commerce platform and custom framing business, leading new and existing marketing initiatives and development of our new data platform and analytical capabilities. Mr. Koch’s group of individual management business objectives were primarily focused on sales, EBIT, cash flow, leading the store operations organization, managing the Company’s real estate portfolio, including leasing and site location, and directing the business development function primarily focused on identifying and pursuing new growth opportunities.  The Compensation Committee determined that Mr. Rubin achieved his individual objectives at 25% of target.  The Compensation Committee also determined that each of Messrs. Carlotti,  Koch and Ms. Paulonis achieved their individual objectives at 100% of target.

Actual Payouts

Actual payouts for the Named Executive Officers, as a percentage of each individual’s base salary, were as follows (compared to target):

	Carl S.	Denise A.	Stephen J.	J. Robert
	Rubin	Paulonis	Carlotti	Koch
Percentage of Base Salary
Actual Payout	39.0%	30.0%	30.0%	23.0%
Target	125.0%	65.0%	65.0%	65.0%

Long‑Term Equity‑Based Compensation

Equity awards granted by the Company are intended to align the long‑term incentives of our Named Executive Officers and stockholders. Target long-term incentive values are based on market data for comparable roles provided by Korn Ferry. This award value is then converted into a number of shares based on the Company’s stock price on the grant date. Beginning in 2013, the Company began issuing a combination of annual option and restricted stock grants to vest over four years. As of fiscal 2018, the award mix of the annual grants was approximately five times the number of shares underlying a stock option grant as a restricted stock unit grant (5 shares per stock option award to 1 share per restricted stock unit award).  In fiscal 2018, performance-based awards were granted in September 2018. In fiscal 2017, the annual equity grant award cadence was moved to March. Prior to fiscal 2017, the annual equity grant was awarded during August / September.

Annual option and restricted stock unit grant amounts are generally awarded based on the midpoint of the award grant range for such officer’s level, with occasional exceptions based on an individual’s performance. Grants are also typically awarded when an executive is hired and may be awarded for subsequent promotions. New hire grants and promotion‑related grants are generally issued at a multiple of the range midpoint, on a case‑by‑case basis. All stock option grants made in fiscal 2018 were at exercise prices set at or above the grant date fair market value of the underlying stock as determined by our Board. Details regarding option and grants of restricted stock and restricted stock units made to our Named Executive Officers in fiscal 2018 and awards outstanding at the end of fiscal 2018 is provided, respectively, in the Grants of Plan‑Based Awards for Fiscal 2018 table and the Outstanding Equity Awards at Fiscal Year‑End 2018 table that follow this Compensation Discussion and Analysis.

September 2018 Performance-Based Awards

In September 2018, the Company granted performance restricted stock units to each of the Named Executive Officers. The goal of this one-time grant of performance-based equity was to retain key leadership, drive long-term Company performance and motivate the leadership team to achieve long-term financial objectives. The vesting of these awards is 100% performance-based and tied to achievement of certain Company financial measures and strategic initiatives through the 2021 fiscal year, ending on January 30, 2022. Should these measures go unmet after January 30, 2022, all unvested performance restricted stock units will be forfeited. Valuations of these awards in this Compensation Discussion and Analysis are based on the probable outcome of the performance criteria as of the grant date.

Mr. Rubin was granted 431,530 restricted stock units in September 2018 (as described above). In connection with his separation, Mr. Rubin forfeited these performance restricted stock units, effective April 1, 2018.

For more information regarding these awards, see “Executive and Director Compensation – Grants of Plan-Based Awards for Fiscal 2018” and “Executive and Director Compensation – Outstanding Equity Awards at Fiscal Year-End 2018”.

Stock Ownership Guidelines

In March 2017, Michaels updated its ownership guidelines applicable to all officers, including the Named Executive Officers. The Chief Executive Officer’s ownership is expected to equal five times his base salary. Each of the remaining Named Executive Officer’s ownership is expected to equal three times his or her base salary. For those officers not already meeting the parameters outlined in the guidelines, compliant ownership is to be achieved before their fifth anniversary with Michaels, and they are expected to continuously own sufficient shares to meet the guideline once attained. Individuals who become subject to a greater ownership level due to promotion are expected to meet the applicable guideline no more than five years after first becoming subject to the greater ownership level. Ownership includes shares held outright, unvested restricted shares, unvested restricted stock units, the in‑the‑money value of vested stock options, and shares held in trusts.

Margin Accounts, Pledging and Hedging Transactions

With limited exceptions, anyone who regularly has access to material non-public information about the Company, or an insider, is generally prohibited from holding Company securities in margin accounts and pledging Company securities as collateral. Insiders are also prohibited from entering into hedging transactions, as such transactions can cause the interest of such person to not be aligned with the interest of the Company’s other stockholders. The Board believes these prohibitions, as found in the Company’s Insider Trading Policy, prevent the misuse of confidential information, promote compliance with securities laws and maintain alignment with the long-term goals of its stockholders. The Insider Trading Policy, adopted in June 2014, is available on our website at www.michaels.com.

Other Benefits and Perquisites

Our Named Executive Officers also receive certain other benefits and perquisites. During fiscal 2018, these benefits included contributions to 401(k) accounts, relocation benefits, Company-paid life insurance premiums, certain Company‑paid medical benefits and, in some cases, reimbursement for income taxes on long-term disability insurance premiums and medical benefits. Our former Chief Executive Officer, Mr. Rubin, was also entitled to the use of a Company‑owned or leased automobile. The Compensation Committee and the Board believe that these benefits and perquisites are reasonable and consistent with the nature of the executives’ responsibilities, provide a competitive level of total compensation to our executives and serve as an important element in retaining those individuals. The cost to Michaels of these benefits to the Named Executive Officers is set forth in the Summary Compensation Table under the column “All Other Compensation” and detail about each element is set forth in the table presented in footnote 5 to the Summary Compensation Table.

Clawback Policy

In March 2017, the Board approved a Policy for Recovery of Incentive Compensation, which allows the Company to recover incentive compensation from a current or former Named Executive Officer in the event the individual engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for a restatement of the Company’s financial statements. The Policy for Recovery of Incentive Compensation is available on our website at www.michaels.com.

Employment and Severance Agreements

We entered into an employment agreement with Mr. Rubin (the “Rubin Agreement”), which became effective on March 18, 2013, the date he commenced employment. The Rubin Agreement included certain severance benefits in the event of termination other than for cause or by Mr. Rubin for good reason, as such terms are defined in the agreement. Mr. Rubin resigned from his role as Chief Executive Officer of the Company effective February 28, 2019. He resigned from his role as Chairman of the Board, and his employment as an employee of the Company terminated, effective April 1, 2019. In connection with his separation, the Company entered into a Separation Letter, dated February 27, 2019 and an Addendum and Amendment to Separation Letter, dated March 20, 2019 (together, the “Separation Agreement”). The specific terms of Mr. Rubin’s employment agreements,  including the terms agreed to in his Separation Agreement are discussed in the section entitled “Agreements with Carl S. Rubin” following the Grants of Plan‑Based Awards table as well as under “Executive Compensation – Potential Payments upon Termination or Change of Control – Estimated Separation Payments”.

In April 2008, the Board approved the Company’s Officer Severance Pay Plan (the “OSPP”), which was amended in July 2008, May 2014, December 2014 and March 2017. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is terminated as a result of a “Qualifying Termination” (as defined in the OSPP and described below). A more detailed description of the OSPP may be found under “Potential Payments upon Termination or Change of Control”.

Tax Considerations

While the Compensation Committee takes into account tax and accounting considerations in structuring the components of the Company’s compensation program, these considerations are secondary to the primary objectives of the program. Section 162(m) of the Code (“Section 162(m)”) disallows a U.S. federal income tax deduction to any publicly held corporation for compensation exceeding $1 million in any taxable year. Prior to the Tax Cuts and Jobs Act (the “Tax Reform Law”) that was enacted on December 22, 2017, the limitation only applied to the corporation’s chief executive officer and its other three most highly paid named executive officers other than its chief financial officer, and certain compensation that qualified as performance‑based was eligible for an exemption from Section 162(m). Effective for taxable years beginning after December 31, 2017, the Tax Reform Law expanded the deduction limitation to apply to a corporation’s chief financial officer and repealed the exemption for performance-based compensation except for certain grandfathered compensation arrangements. Although the Compensation Committee may take the deductibility limitations of Section 162(m) into account in its compensation decisions, the Compensation Committee expects it will authorize compensation payments that are not deductible under Section 162(m) to attract and retain talent.

The Company’s Compensation Policies and Practices as They Relate to Risk Management

In accordance with the applicable disclosure requirements, to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company (including employees that are not Named Executive Officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk‑taking.

The Compensation Committee has evaluated the policies and practices of compensating the Company’s employees in light of the relevant factors, including the following:

•	the financial performance targets of the Company’s annual cash incentive program are the budgeted objectives that are reviewed and approved by the Board and/or the Compensation Committee;

•	bonus payouts are not based solely on Company performance, but also have achievement of individual performance objectives as a component, provided that Company performance thresholds are met;

•	bonus awards generally are not contractual entitlements, but are reviewed by the Compensation Committee and/or the Board and can be modified at their discretion;

•

the financial opportunity in the Company’s long‑term equity‑based compensation is best realized through long‑term appreciation of the Company’s stock price, which mitigates excessive short‑term risk‑taking;

•	results of the most recent stockholder advisory votes on executive compensation; and

•

the allocation of compensation between cash and equity awards and the focus on stock‑based compensation, including options and restricted stock awards generally vesting over a period of years, thereby mitigating against short‑term risk taking.

Based on such evaluation, the Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019.

THE COMPENSATION COMMITTEE

Matthew S. Levin, Chair
James A. Quella
Beryl B. Raff
Peter F. Wallace

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table and footnotes include specific compensation information for each of the Named Executive Officers previously identified in the Compensation Discussion and Analysis above.

						Stock	Option	Non-Equity Incentive Plan	All Other
Name and Principal			Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Position		Year	($)(1)	($)		($)(2)	($)(2)	($)(3)	($)(4)	($)
Carl S. Rubin	(5)	2018	1,202,000	—		5,416,579	3,040,065	471,424	342,779	10,472,847
Former Chairman and Chief		2017	1,202,000	—		1,666,667	2,716,226	1,640,610	336,817	7,562,320
Executive Officer		2016	1,195,269	—		1,666,667	2,172,245	—	347,711	5,381,892

Denise A. Paulonis		2018	575,000	—		2,183,326	321,358	173,305	15,614	3,268,603
Executive Vice President –		2017	500,000	—		183,329	286,509	322,350	11,891	1,304,079
Chief Financial Officer		2016	416,183	—		333,342	411,096	—	40,786	1,201,407

Stephen J. Carlotti		2018	594,675	—		683,328	334,426	181,301	18,886	1,812,615
Executive Vice President –		2017	556,973	—		183,329	286,509	359,080	18,557	1,404,448
Marketing		2016	553,853	—		183,337	229,520	—	28,078	994,788

J. Robert Koch	(6)
Executive Vice President –		2018	310,577	100,000	(7)	833,313	604,059	96,071	83,496	2,027,516
Stores and Development

(1)	Represents actual base salary paid in fiscal 2018, 2017 and 2016.

(2)

Represents the aggregate grant date fair value of the restricted stock awards, restricted stock units or option awards on the date of the grant as calculated in accordance with FASB ASC Topic 718. With respect to equity granted in fiscal 2016, the underlying valuation assumptions are discussed in Note 10 to the Consolidated Financial Statements for the fiscal year ended January 28, 2017, included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. With respect to equity granted in fiscal 2017, the underlying valuation assumptions are discussed in Note 10 to the Consolidated Financial Statements for the fiscal year ended February 3,  2018, included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019. With respect to equity granted in fiscal 2018, the underlying valuation assumptions are discussed in Note 11 to the Consolidated Financial Statements for the fiscal year ended February 2, 2019, included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

(3)

The amounts in this column for fiscal 2018 reflect the cash awards paid to Named Executive Officers under the 2018 Bonus Plan, which are discussed in further detail in the preceding section “Compensation Discussion and Analysis – Compensation Elements – Annual Bonuses.” The amounts in this column for fiscal 2017 reflect the cash awards paid to Named Executive Officers under the Company’s Annual Plan for executive officers for fiscal 2017. The amounts in this column for fiscal 2016 reflect that no cash awards were paid to Named Executive Officers under the 2016 Bonus Plan for executive officers for fiscal 2016.

(4)	The table below reflects the fiscal 2018 components of this column.

	Carl S.	Denise A.	Stephen J.	J. Robert
	Rubin	Paulonis	Carlotti	Koch
Medical Benefits (a)	$22,119	8,466	14,552	—
Insurance Premiums	3,420	2,953	2,976	846
Company Contributions to 401(k)	2,750	2,837	—	—
Tax Reimbursement (b)	1,358	1,358	1,358	15,794
Car Allowances / Company-Owned/Leased Automobile	20,060	—	—	—
Relocation	—	—	—	66,856
Equity Bonus (c)	293,072	—	—
Total Other	$342,779	15,614	18,886	83,496

(a)	The amounts in this row for all executive officers include Company‑paid medical benefits, including executive and spouse physicals.

(b)	Reimbursement of income taxes is related to relocation, long‑term disability insurance premiums and medical expenses.

(c)

The amounts in this row reflect cash dividend equivalent payments made to equity award holders upon vesting of restricted stock awards in fiscal 2018 related to the special dividend issued in July 2013 to our equity holders.

(5)

Mr. Rubin resigned from his role as Chief Executive Officer effective February 28, 2019. He resigned from his role as Chairman of the Board, and his employment as an employee of MSI terminated, effective April 1, 2019.

(6)	Mr. Koch joined the Company in May 2018. As a result, his bonus was pro-rated in relation to the length of his fiscal 2018 service with the Company.

(7)	The amounts in this column include a sign-on bonus of $100,000, payable within 30 days of Mr. Koch’s start date, pursuant to the terms of Mr. Koch’s offer letter with the Company.

Chief Executive Officer Pay Ratio

For 2018, the total compensation of Mr. Rubin, the Company’s former Chief Executive Officer, was  $10,472,847, as presented in the Summary Compensation Table, and approximately 915 times the total compensation of the Company’s median employee of $11,440 calculated in the same manner.

Over half of Mr. Rubin’s total compensation is attributable to the 431,530 performance-based restricted stock units granted to Mr. Rubin in fiscal 2018. In connection with Mr. Rubin’s termination of employment with the Company, these performance restricted stock units were forfeited. These restricted units were to vest as certain award performance criteria were met on or before January 30, 2022. As of September 10, 2018 (the date of grant), these restricted stock units were valued at $3,749,921, based on the probable outcome of the performance criteria. None of these restricted stock units had vested as of the last day of fiscal 2018. Excluding the grant of these restricted stock units, Mr. Rubin’s total compensation for fiscal 2018 would be $6,722,926, and approximately 588 times the total compensation of the Company’s median employee.

The employee population was determined as of January 31, 2019. On that date, the Company had a total employee population of 37,525 employees in the United States, Canada, China and Hong Kong. With a total of 121 employees in China and Hong Kong, the de minimis exemption under SEC regulations was applied. The median employee was determined from the active employee population of the United States and Canada on the determination date, excluding Mr. Rubin. All of the Company’s active employees were included, whether employed on a full-time or part-time or seasonal basis. Adjustments were made to annualize the compensation of employees who were not employed by the Company for the entire year. The median employee, a part-time employee in our stores, was identified by reviewing the wages of our employees as reflected in our payroll records for 2018. We converted earnings paid in Canadian dollars to U.S. dollars using the published exchange rate as of January 31, 2019. After identifying the median employee, the 2018 annual total compensation was calculated for the median employee using the same methodology used for the Company’s former Chief Executive Officer as presented in the Summary Compensation Table above.

Nearly 75% of our employees are part-time and / or seasonal employees in our stores or distribution centers. In comparison, the total compensation of the Company’s former Chief Executive Officer was approximately 273 times the total compensation of the Company’s median full-time employee of $38,417 calculated in the same manner as mentioned above. The median full-time employee was determined from the active employee population of the United States and Canada on the determination date, excluding Mr. Rubin.

The SEC rules allow us the flexibility to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, policies and procedures. As such, the pay ratios reported by other companies, including by our peer companies or other companies in the arts and craft specialty retail industry, which may have employed other permitted methodologies or assumptions, may not be comparable to our pay ratio.

Grants of Plan‑Based Awards for Fiscal 2018

The following table sets forth the plan‑based awards granted to our Named Executive Officers pursuant to Company plans during fiscal 2018.

Grants of Plan‑Based Awards

						All	All Other
						Other	Option
						Stock	Awards:	Exercise or	Grant Date
			Estimated Future Payouts			Awards:	Number of	Base	Fair Value
			Under Non-Equity Incentive			Number	Securities	Price of	of Stock
			Plan Awards(1)			Shares of	Underlying	Option	and
	Grant		Threshold	Target	Maximum	Stock	Options	Awards	Option
Name and Principal Position	Date		($)	($)	($)	(#)(2)	(#)(2)(3)	($/Sh)(3)	Awards(4)
Carl S. Rubin	N/A		270,450	1,502,500	3,005,000
	3/29/2018	(5)				84,559			$1,666,658
	9/10/2018	(6)				431,530			$3,749,921
	3/29/2018	(5)					507,354	$19.71	$3,040,065
Denise A. Paulonis	N/A		67,275	373,750	747,500
	3/29/2018	(5)				9,302			$183,342
	9/10/2018	(6)				57,537			$499,985
	9/10/2018	(7)				86,306			$1,499,998
	3/29/2018	(5)					55,812	$19.71	$321,358
Stephen J. Carlotti	N/A		70,379	390,995	781,989
	3/29/2018	(5)				9,302			$183,342
	9/10/2018	(6)				57,537			$499,985
	3/29/2018	(5)					55,812	$19.71	$334,426
J. Robert Koch	N/A		49,725	276,250	552,500
	6/29/2018	(5)				17,388			$333,328
	9/10/2018	(6)				57,537			$499,985
	6/29/2018	(5)					104,328	$19.17	$604,059

(1)

The threshold, target and maximum amounts in these columns show the range of payouts targeted for fiscal 2018 for performance under the 2018 Bonus Plan as discussed in further detail in “Compensation Discussion and Analysis – Compensation Elements – Annual Bonuses.”

(2)

Each applicable Named Executive Officer will receive all dividends and distributions, if any, paid with respect to the shares of vested restricted stock or units they hold, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(3)	All grants of stock options have an exercise price equal to the closing price of our Common Stock on The Nasdaq Global Select Market, on the date of grant.

(4)	The amounts in this column represent the aggregate grant date fair value of the restricted stock and stock option awards as calculated in accordance with FASB ASC Topic 718.

(5)

Stock options and restricted stock units were granted effective March 29, 2018, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of the applicable Named Executive Officer’s employment without cause within 12 months following a Change of Control (as defined in Second Amended and Restated 2014 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) and the applicable award agreement for such Named Executive Officer).

(6)

These restricted stock units granted effective September 10, 2018, will vest as certain performance criteria are met on or before January 30, 2022, or immediately upon the termination of the applicable Named Executive Officer’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and the applicable award agreement for such Named Executive Officer).

(7)

Restricted stock units were granted effective September 10, 2018, vesting at the rate of 25% on each of the first through fourth anniversaries of September 10, 2018, or immediately upon the termination of the applicable Named Executive Officer’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and the applicable award agreement for such Named Executive Officer).

Employment Agreements with Certain Named Executive Officers

Agreements with Carl S. Rubin

We entered into an employment agreement with Mr. Rubin, our former Chairman and Chief Executive Officer, which became effective on March 18, 2013, the date he commenced employment. The Rubin Agreement provided for an initial annual base salary of $1,100,000, subject to increase in the Board’s discretion. Mr. Rubin was eligible to earn an annual incentive bonus at a target of 125% of his annual base salary and a maximum bonus of 250% of his annual base salary, based on performance criteria established by the Board for each fiscal year during his employment. Mr. Rubin received no additional compensation for his service as a director of the Company.

In connection with Mr. Rubin’s resignation from the Company, the Company and its subsidiary MSI entered into the Separation Agreement with Mr. Rubin. Under the Separation Agreement, Mr. Rubin will receive the severance benefits from his employment agreement. In particular, the Company will pay (1) his base salary of $1,202,000 for two years following his separation date of April 1, 2019; (2) an amount equal to two times his target bonus of 125% of his base salary; (3) a lump-sum amount equal to MSI’s premium cost for medical and/or dental plans during the COBRA period, subject to his payment of the employee portion; and (4) the cost of an executive physical. The Company also agreed to pay Mr. Rubin’s legal fees in connection with the negotiation of his Separation Agreement.

Mr. Rubin’s equity awards that were scheduled to vest, in part, on September 14, 2019 and September 30, 2019, respectively, vested on his separation date, as though Mr. Rubin had remained in continuous employment with MSI through such scheduled vesting dates, pro-rated based on the number of days he was employed with MSI since the prior vesting dates of September 14, 2018 and September 30, 2018, respectively and his separation date. Mr. Rubin will have up to two years from his separation date to exercise 62.5% of his vested but unexercised options and up to 60 days to exercise the remaining 37.5% of such options. The parties also agreed to certain mutual non-disparagement obligations.

For more information about the payments and benefits payable to Mr. Rubin in connection with the termination of his employment, please see “Executive Compensation – Potential Payments upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal Year‑End 2018

The following table sets forth information regarding equity awards held by our Named Executive Officers as of February 2, 2019.

	Option Awards				Stock Awards
						Value of	Equity Incentive	Equity Incentive
	Number of	Number of			Number of	Shares or	Plan Awards	Plan Awards
	Securities	Securities			Shares or	Units of	Number of	Value of
	Underlying	Underlying	Option		Units of	Stock That	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Units or Other	Units or Other
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Rights That	Rights That
Name and Principal Position	Exercisable	Unexercisable	($)(1)	Date(2)	Vested (#)	($)(3)	Have Not Vested (#)	Have Not Vested ($)(3)
Carl S. Rubin (4)					187,880	2,557,047	431,530	5,873,123
	1,351,211	—	13.86	3/17/2021
	189,394	63,131	23.10	9/29/2025
	174,338	174,337	23.90	9/13/2026
	111,657	334,971	22.39	3/30/2027
	—	507,354	19.71	3/28/2028
Denise A. Paulonis (5)					109,729	1,493,412	57,537	783,079
	67,400	—	22.75	12/8/2024
	18,128	6,042	23.10	9/29/2025
	33,863	33,862	24.61	8/28/2026
	12,282	36,846	22.39	3/30/2027
	—	55,812	19.71	3/28/2028
Stephen J. Carlotti (6)					21,262	289,376	57,537	783,079
	193,950	—	16.03	6/15/2024
	29,764	9,921	23.10	9/29/2025
	19,178	19,177	23.90	9/13/2026
	12,282	36,846	22.39	3/30/2027
	—	55,812	19.71	3/30/2027
J. Robert Koch (7)					17,388	236,651	57,537	783,079
	—	104,328	19.17	6/28/2028

(1)

All stock option awards granted prior to June 27, 2014, our first day of listing on The Nasdaq Global Select Market, have an exercise price determined by us to be equal to or greater than the fair market value of our Common Stock on the date of grant. Because prior to June 27, 2014, the Company was privately‑held and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock at the time such determination was made, including any third‑party valuation reports, the principal amount of the Company’s indebtedness, the Company’s actual and projected financial results, and fluctuations in the market value of publicly traded companies in the retail industry. All stock option awards granted on or after June 27, 2014 have an exercise price equal to the closing price of our Common Stock on The Nasdaq Global Select Market on the date of grant.

(2)

All stock option awards granted prior to the approval of the Amended and Restated 2014 Omnibus Long-Term Incentive Plan (the “Original Omnibus Plan”) by our stockholders on June 6, 2014, have an eight‑year term, and all stock option awards granted after the approval of the Original Omnibus Plan have a ten‑year term.

(3)	Market values reflect the closing price of our Common Stock on The Nasdaq Global Select Market on February 1, 2019 (the last business day of fiscal 2018), which was $13.61.

(4)

Mr. Rubin resigned from his role as Chief Executive Officer effective February 28, 2019. He resigned from his role as Chairman of the Board, and his employment as an employee of MSI terminated, effective April 1, 2019. Stock options were granted to Mr. Rubin (i) effective March 18, 2013, vesting at the rate of 20% per year on each of the first through fifth anniversaries of March 18, 2013, or immediately upon a Change of Control (as defined in the Amended and Restated Stockholders Agreement among MSI and Certain Stockholders of Michaels Stores, Inc., dated as of October 31, 2006 (as amended, the “Stockholders Agreement”)); (ii) effective September 30, 2015, vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s stock option agreement);  (iii) effective September 14, 2016, vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 14, 2016, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s stock option agreement) (iv) effective March 31, 2017, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s stock option agreement); and (iv) effective March 29, 2018, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s stock option agreement). Mr. Rubin’s restricted stock awards with respect to 334,288 shares of Common Stock vested 20% on each of the first through fifth anniversaries of March 18, 2013. Mr. Rubin’s restricted stock award with respect to 50,505 shares of Common Stock, of which 12,626 shares were unvested as of the end of fiscal 2018, vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s restricted stock award agreement). Mr. Rubin’s restricted stock units award with respect to 69,735 restricted stock units, of which 34,867 restricted stock units were unvested as of the end of fiscal 2018, vests 25% on each of the first through fourth anniversaries of September 14, 2016, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s restricted stock unit award agreement). Mr. Rubin’s restricted stock units award with respect to 74,438 restricted stock units, of which 55,828 restricted stock units were unvested as of the end of fiscal 2018, vests 25% on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s restricted stock unit award agreement). As of the end of fiscal 2018, Mr. Rubin’s restricted stock units award with respect to 84,559 restricted stock units was to vest 25% on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s restricted stock unit award agreement). As of the end of fiscal 2018, Mr. Rubin’s restricted stock unit award with respect to 431,530 unvested restricted stock units was to vest as certain award performance criteria are met or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Rubin’s restricted stock unit award agreement). Mr. Rubin will receive all dividends and distributions, if any, paid with respect to the shares of vested restricted stock or units he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid. For more information about Mr. Rubin’s separation, including his agreements with the Company, see Executive and Director Compensation – Employment Agreements with Certain Named Executive Officers – Agreements with Carl S. Rubin.”

(5)

Stock options were granted to Ms. Paulonis (i) effective December 9, 2014, vesting at the rate of 25% per year on each of the first through fourth anniversaries of December 9, 2014, or immediately upon a Change of Control (as defined in the Stockholders Agreement); (ii) effective September 30, 2015, vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s stock option agreement);  (iii) effective August 29, 2016, vesting at the rate of 25% per year on each of the first through fourth anniversaries of August 29, 2016, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s stock option agreement);  (iv) effective March 31, 2017, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s stock option agreement) and (v) effective March 29, 2018, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s stock option agreement). Ms. Paulonis’s restricted stock awards with respect to 13,480 shares of Common Stock vested 25% on each of the first through fourth anniversaries of December 9, 2014. Ms. Paulonis’s restricted stock award with respect to 4,834 shares of Common Stock, of which 1,208 shares were unvested as of the end of fiscal 2018,  is to vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock award agreement). Ms. Paulonis’s restricted stock units award with respect to 13,545 restricted stock units, of which 6,772 restricted stock units were unvested as of the end of fiscal 2018, is to vest 25% on each of the first through fourth anniversaries of August 29, 2016, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock unit award agreement). Ms. Paulonis’s restricted stock units award with respect to

8,188 restricted stock units, of which 6,141 restricted stock units were unvested as of the end of fiscal 2018, is to vest 25% on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock unit award agreement). As of the end of fiscal 2018, Ms. Paulonis’s restricted stock units award with respect to 9,302 unvested restricted stock units is to vest 25% on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock unit award agreement). As of the end of fiscal 2018, Ms. Paulonis’s restricted stock units award with respect to 86,306 unvested restricted stock units is to vest 25% on each of the first through fourth anniversaries of September 10, 2018, or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock unit award agreement). As of the end of fiscal 2018, Ms. Paulonis’s restricted stock unit award with respect to 57,537 unvested restricted stock units is to vest as certain award performance criteria are met or immediately upon the termination of Ms. Paulonis’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Ms. Paulonis’s restricted stock unit award agreement). Ms. Paulonis will receive all dividends and distributions, if any, paid with respect to the shares of vested restricted stock or units she holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(6)

Stock options were granted to Mr. Carlotti (i) effective June 16, 2014, which vested at the rate of 25% per year on each of the first through fourth anniversaries of June 16, 2014; (ii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s stock option agreement); (iii) effective September 14, 2016, vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 14, 2016, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s stock option agreement) (iv) effective March 31, 2017, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s stock option agreement); and (v) effective March 29, 2018, vesting at the rate of 25% per year on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s stock option agreement). Mr. Carlotti’s restricted stock award with respect to 46,790 shares of Common Stock vested 25% on each of the first through fourth anniversaries of June 16, 2014. Mr. Carlotti’s restricted stock award with respect to 7,937 shares of Common Stock, of which 1,984 shares were unvested as of the end of fiscal 2018, is to vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s restricted stock award agreement). Mr. Carlotti’s restricted stock units award with respect to 7,671 restricted stock units, of which 3,835 restricted stock units were unvested as of the end of fiscal 2018,  is to vest 25% on each of the first through fourth anniversaries of September 14, 2016, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s restricted stock unit award agreement). Mr. Carlotti’s restricted stock units award with respect to 8,188 restricted stock units, of which 6,141 restricted stock units were unvested as of the end of fiscal 2018, is to vest 25% on each of the first through fourth anniversaries of March 31, 2017, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s restricted stock unit award agreement). As of the end of fiscal 2018, Mr. Carlotti’s restricted stock units award with respect to 9,302 unvested restricted stock units is to vest 25% on each of the first through fourth anniversaries of March 29, 2018, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s restricted stock unit award agreement). As of the end of fiscal 2018, Mr. Carlotti’s restricted stock unit award with respect to 57,537 unvested restricted stock units is to vest as certain award performance criteria are met or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Carlotti’s restricted stock unit award agreement). Mr. Carlotti will receive all dividends and distributions, if any, paid with respect to the shares of vested restricted stock or units he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(7)

Stock options were granted to Mr. Koch effective June 29, 2018, vesting at the rate of 25% per year on each of the first through fourth anniversaries of June 29, 2018,  or immediately upon the termination of Mr. Koch’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Koch’s stock option. As of the end of fiscal 2018, Mr. Koch’s restricted stock unit award with respect to 17,388 unvested restricted stock units is to vest 25% on each of the first through fourth anniversaries of June 29, 2018, or immediately upon the termination of Mr. Koch’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Koch’s restricted stock unit award agreement). As of the end of fiscal 2018, Mr. Koch’s restricted stock unit award with respect to 57,537 unvested restricted stock units is to vest as certain award performance criteria are met or immediately upon the termination of Mr. Koch’s employment without cause within 12 months following a Change of Control (as defined in the Omnibus Plan and Mr. Koch’s restricted stock unit award agreement). Mr. Koch will receive all dividends and distributions, if any, paid with respect to the shares of vested restricted stock or units he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

Option Exercises and Stock Vested for Fiscal 2018

The following table shows the number of stock options exercised by our Named Executive Officers, and stock awards held by our Named Executive Officers that vested, during fiscal 2018.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Carl S. Rubin	—	—	115,530	2,304,205	(1)

Denise A. Paulonis	—	—	10,013	179,788	(2)

Stephen J. Carlotti	—	—	17,646	314,041	(3)

J. Robert Koch	—	—	—	—

(1)

Represents the fair market value of the shares on the vesting dates, which was (i) $21.44 with respect to 66,860 shares; (ii) $19.56 with respect to 18,610 shares; (iii) $17.26 with respect to 17,434 shares; and (iv) $16.30 with respect to 12,626 shares, calculated as the closing stock price on The Nasdaq Global Select Market on the vesting dates or business day immediately following the vesting dates multiplied by the number of shares vesting. Mr. Rubin forfeited 45,460 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal 2018.

(2)

Represents the fair market value of the shares on the vesting dates, which was (i) $19.56 with respect to 2,047 shares; (ii) $19.97 with respect to 3,387 shares; (iii) $16.30 with respect to 1,209 shares; and (iv) $15.55 with respect to 3,370 shares, calculated as the closing stock price on The Nasdaq Global Select Market on the vesting dates or business day immediately following the vesting dates multiplied by the number of shares vesting. Ms. Paulonis forfeited 2,436 restricted shares to cover her withholding tax obligations due upon vesting of restricted shares in fiscal 2018.

(3)

Represents the fair market value of the shares on the vesting dates, which was (i) $19.56 with respect to 2,047 shares; (ii) $17.83 with respect to 11,697 shares; (iii) $17.26 with respect to 1,918 shares; and (iv) $16.30 with respect to 1,984 shares, calculated as the closing stock price on The Nasdaq Global Select Market on the vesting dates or business day immediately following the vesting dates multiplied by the number of shares vesting. Mr. Carlotti forfeited 4,296 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal 2018.

Deferred Compensation Plan

The Company offers a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for the Named Executive Officers and other highly compensated team members. The Deferred Compensation Plan provides participants with the opportunity to defer up to 75% of their base salary and up to 100% of their annual bonus. Participants are 100% vested in these deferrals and any related investment returns. The Company does not currently make any matching cash contributions to the participant accounts. As of the end of fiscal 2018, none of the Named Executive Officers had contributed to the Deferred Compensation Plan.

Potential Payments upon Termination or Change of Control

Mr. Rubin was entitled under his employment agreement, effective March 18, 2013, to certain benefits in the event of termination. In connection with Mr. Rubin’s termination of employment, he is receiving severance payments and benefits under the Separation Agreement.  Ms. Paulonis and Messrs. Carlotti and Koch participate in the OSPP (as described below), which provides for severance payments and benefits upon certain terminations of employment.

In addition, in the event of a Change of Control (as defined in the Omnibus Plan), the Omnibus Plan provides for a range of possible actions with respect to outstanding equity awards, including acceleration of vesting. In the event of a transaction that constitutes a Change of Control for awards granted prior to the adoption of the Omnibus Plan on June 6, 2014, each Named Executive Officer, would be entitled to acceleration of his equity awards. In the event of a transaction that constitutes a Change of Control for awards granted following the adoption of the Omnibus Plan on June 6, 2014, each Named Executive Officer, would be entitled to acceleration of his equity awards in the event of a subsequent termination of employment within twelve months following the Change of Control. In addition, our Named Executive Officers may also be entitled to accelerated vesting of their respective equity awards or an extended period to exercise their vested stock options upon a termination of employment, depending on the specific circumstance as set forth below. The payments for which the Named Executive Officers are eligible under various circumstances related to a Change of Control or termination of employment are detailed below.

The Omnibus Plan defines a “Change of Control” as follows (1) whenever used in an Award granted prior to the date of adoption of the Omnibus Plan, a “Change of Control” as defined in Stockholders Agreement, and (2) in every other case, a “Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act of 1934, as in effect from time to time), other than Bain and Blackstone and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

The Stockholders Agreement defines a “Change of Control” as the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates, other than the Bain and Blackstone and their affiliates and the affiliates of Highfields Capital Management LP, excluding, in any case, the Company’s initial public offering or any bona fide primary or secondary public offering following the occurrence of the initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

Rights and Potential Payments on Termination for Cause, Death, Disability and Voluntary Resignation

Cause. Each of the Rubin Agreement and the OSPP provides that no payments or benefits are due to a Named Executive Officer in the event of a termination for cause except amounts accrued and payable to such executive through the termination date. Under the Omnibus Plan, all stock options (whether vested or unvested) will immediately terminate on a termination of employment for cause.

Death. Each Named Executive Officer is provided a life insurance policy by the Company with a $1,000,000 benefit, which would be payable to the executive’s beneficiaries upon such executive’s death. The Rubin Agreement provided that his beneficiaries would be further entitled to an amount equal to his pro‑rated bonus for the year in which death occurs. Under the Omnibus Plan, the executive’s permitted transferee has the option within the one‑year period following the executive’s termination of employment (or through the option’s expiration date, if earlier) to exercise any vested stock options held by the Named Executive Officer prior to his death. Assuming the executive’s death on February 2, 2019, the last day of our fiscal year, the exercise price for each outstanding stock option granted to the Named Executive Officers was above $13.61 per share of Common Stock, the closing price of our Common Stock on The Nasdaq Global Select Market on February 1, 2019 (the last business day of fiscal 2018). As such, upon the executive’s death on the last day of fiscal 2018, the executive’s permitted transferee would not have possessed any in‑the-money vested stock options to exercise.

Disability. The Company provides each Named Executive Officer with an executive long‑term disability policy for the benefit of such executive, which would afford such executive a right to disability benefits after 90 days of the executive becoming disabled in the amount of 67% of monthly compensation up to $20,000 per month. This benefit generally continues until the disability is resolved or age 65. Under the Rubin Agreement, Mr. Rubin would have been further entitled to an amount equal to his pro‑rated bonus for the year in which his termination due to disability occurs. During the one‑year period following the executive’s termination of employment due to disability (or through the option’s expiration date, if earlier), the executive may exercise any vested stock options held by him or her prior to his termination. Assuming the executive wished to exercise his or her option to exercise any in-the-money vested stock options held by him or her at such time and to sell all of the shares owned by the Named Executive Officer upon disability on the last day of fiscal 2018, the Named Executive Officer would not have possessed any in-the-money vested stock options to exercise.

Voluntary resignation. In the event of a voluntary resignation of any of the Named Executive Officers, there are no payments or benefits that continue beyond what is accrued and payable through the termination date. In the event of a voluntary resignation in the case where the executive is (i) at or above age 65 or (ii) at or above age 55 with five years of service to the Company, any vested options held by him or her granted prior to fiscal 2019 will remain exercisable for two years following such resignation (or through the option’s expiration date, if earlier). In the event the preceding is not applicable, the executive may exercise any vested options held by him or her prior to his or her resignation for up to 60 days following termination (or through the option’s expiration date, if earlier).

Involuntary termination other than for cause. For Messrs. Carlotti and Koch, and Ms. Paulonis, in addition to benefits they are entitled to under the OSPP, in the event of an involuntary termination of employment for reasons other than for cause in the case where the executive is (i) at or above age 65 or (ii) at or above age 55 with five years of service to the Company, any vested options held by him or her granted prior to fiscal 2019 will remain exercisable for two years following such resignation (or through the option’s expiration date, if earlier).

Rights and Potential Payment upon a Change of Control or Termination without Cause or with Good Reason

Rubin Employment Agreement

We entered into an employment agreement with Mr. Rubin, which became effective on March 18, 2013, the date he commenced employment. Pursuant to the Rubin Agreement, if Mr. Rubin’s employment was terminated by the Company without cause or by Mr. Rubin for good reason, then, for the two‑year period following the date of termination, he would be entitled, subject to signing a release of claims, to receive a severance benefit equal to (i) his base salary at the annual rate in effect on the date of termination, (ii) the amount of his annual target bonus for the year of termination and (iii) continued medical and dental benefits (during the COBRA period) at the Company’s expense. Mr. Rubin’s severance entitlements were also subject to his compliance with certain restrictive covenants, including non‑competition, non‑hire, and non‑solicitation obligations during, and for two years following his employment.

Pursuant to the Rubin Agreement, “cause” meant the following events or conditions, as determined by the Board in its reasonable judgment: (i) the willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company or any of its Affiliates (as defined in the Rubin Agreement), or willful failure to follow or carry out any lawful and reasonable direction of the Board, and the continuance of such willful failure or gross negligence for a period of 25 days after written notice; (ii) the willful material breach of any provision of this Agreement or any other material agreement between Mr. Rubin and the Company or any of its Affiliates and the continuance of such material breach for a period of 25 days after delivery of written notice to the executive; (iii) fraud, embezzlement, theft or other dishonesty with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a willful and material breach of fiduciary obligation.

The term “good reason” meant any of the following, if occurring without Mr. Rubin’s consent or other than for tax or other regulatory reasons: (i) removal of Mr. Rubin from the position of Chief Executive Officer or director of the Company (or a successor corporation), or his removal from a director or officer position of an Immediate Affiliate (as defined in the Rubin Agreement); (ii) material diminution in the nature or scope of his responsibilities, duties or authority, including the appointment or election of a Board Chairman who is also an executive officer of the Company, other than Mr. Rubin, a change in his direct reporting to the full Board or a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation or other entity or resulting from an acquisition by a person or entity of at least 50% of the equity, property or other assets of the Company or any of its Affiliates; provided, however, that any material diminution of the business of the Company or any of its Affiliates shall not constitute “good reason”; (iii) the material failure of the Company to provide him the base salary and annual bonus opportunity in accordance with the terms of the Rubin Agreement; or (iv) relocation of Mr. Rubin’s office to an area outside of a 50‑mile radius from the Company’s current headquarters in Irving, Texas. To qualify as a termination for good reason under the Rubin Agreement, notice to the Company must have been given by Mr. Rubin and the Company must have failed to cure the good reason within 30 days of receiving notice.

In addition to the Rubin Agreement, Mr. Rubin entered into agreements providing for his restricted stock grants and his stock option grants. These agreements provide that in the event of a Change of Control (as defined in the Stockholders Agreement and above under “– Potential Payments upon Termination or Change of Control”), all of Mr. Rubin’s restricted stock and stock options would immediately vest. The Rubin Agreement provides no change of control severance benefits.

Mr. Rubin resigned from his role as Chief Executive Officer of the Company effective February 28, 2019. He resigned from his role as Chairman of the Board, and his employment as an employee of the Company terminated, effective April 1, 2019. In connection with his separation, the Company entered into the Separation Agreement. For more information about Mr. Rubin’s employment termination and the Separation Agreement,  including the treatment of his equity awards, please see above under “Agreements with Carl S. Rubin” following the Grants of Plan‑Based Awards table as well as below under “Executive Compensation – Potential Payments upon Termination or Change of Control – Estimated Separation Payments”.

Officer Severance Pay Plan

In April 2008, the Board approved the OSPP, which was amended in July 2008 and was further amended on May 20, 2014, December 9, 2014 and March 21, 2017. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is permanently terminated as a result of a “Qualifying Termination”. For purposes of the OSPP, an executive is subject to a “Qualifying Termination” if:

•	the executive is on active payroll or is on an approved leave of absence with a right to reinstatement at the time his or her employment terminates;

•

the executive’s employment is terminated by the Company other than for “Cause” (which includes a refusal or failure to perform, or material negligence in the performance of, the executive’s duties, a material breach of a material agreement between the executive and the Company, fraud, embezzlement, theft, other dishonesty, the conviction of or plea of guilty or nolo contendere to a crime involving dishonesty or moral turpitude, breach of a fiduciary duty to the Company or violation of Company policy that could expose the Company to liability or could damage the Company’s business or reputation) and other than a result of death or disability;

•

the executive is not offered and has not accepted other employment with (1) an affiliate of the Company, (2) a successor of the Company, or (3) a purchaser of some or all of the assets of the Company, in each case: (a) in a position which the executive is qualified to perform regardless of whether the executive is subject to, among other things, a new job title, different reporting relationships or a modification of the executive’s duties and responsibilities; (b) in a position that, when compared with the executive’s last position with the Company, provides a comparable base salary and bonus opportunity; and (c) where there is no change in the executive’s principal place of employment to a location more than 35 miles from the executive’s principal place of employment immediately prior to the Qualifying Termination; and

•

the executive continues employment until the termination date designated by the Company or such earlier date to which the Company agrees, and, during the period from the date the executive receives notice of termination until the termination date, the executive continues to perform to the reasonable satisfaction of the Company.

Executives subject to a Qualifying Termination are entitled to the following benefits:

•

severance pay, payable in accordance with the Company’s normal payroll practices, at the following levels: (i) for the position of Vice President with less than two years of service, six months of base salary continuation; (ii) for the position of Vice President with two or more years of service, twelve months of base salary continuation; (iii) for the position of Senior Vice President, Executive Vice President or President with less than two years of service, twelve months of base salary continuation; and (iv) for the position of Senior Vice President, Executive Vice President or President with two or more years of service, eighteen months of base salary continuation;

•	a pro‑rated earned annual bonus for the year of termination; and

•

cash welfare benefit payments to be paid at a rate equal to (i) the Company‑paid portion of the group medical and dental plan premiums in effect for the executive (and his/her spouse and dependents, as applicable) immediately prior to the termination date, as pro‑rated for each payroll period, multiplied by (ii) 130%.

In order to obtain severance benefits under the OSPP, an executive must first execute a severance agreement and release with the Company that includes a waiver and release of any and all claims against the Company and a commitment that, for the greater of twelve months or the severance period, the executive will not solicit or hire any team member or distributor or vendor of the Company or its subsidiaries and will not directly or indirectly compete with, or join an organization that directly or indirectly competes with, the Company. Additionally, an executive officer will not be eligible for benefits under the OSPP if he or she is eligible for severance pay or other termination benefits under any other severance pay plan or under any employment agreement or other agreement with the Company or any of its affiliates.

Estimated Equity Payments

Had a Change of Control occurred on the last day of fiscal 2018 and the employment of each Named Executive Officer was subsequently terminated by the Company without cause, each Named Executive Officer would have realized $0 for their unvested options, including those with accelerated vesting, (based on the spread, if any, of $13.61 per share of Common Stock, the closing price of our Common Stock on The Nasdaq Global Select Market on February 1,  2019 (the last business day of fiscal 2018), over the value of the applicable exercise prices for the options). Each Named Executive Officer would have realized the following values for their unvested restricted shares and restricted stock units, including those with accelerated vesting: Carl S. Rubin, $8,430,170; Denise A. Paulonis, $2,276,490; Stephen J. Carlotti, $1,072,454 and J. Robert Koch, $1,019,729.

Estimated Separation Payments

In connection with his resignation as Chief Executive Officer, Mr. Rubin is entitled to receive certain payments. The table below reflects the estimated amount of compensation payable to Mr. Rubin pursuant to his Separation Agreement.  The details of the Separation Agreement is further discussed above in “Executive and Director Compensation – Employment Agreements with Certain Named Executive Officers – Agreements with Carl S. Rubin.”

	Executive Payments
	and Benefits
	upon Termination
	Without Cause
	or by Executive
	with Good Reason ($)
Salary	2,404,000
Bonus	3,005,000
Welfare Benefits	38,535	(1)
Total	5,447,535

(1)

Represents the estimated value of the cash amount payable to Mr. Rubin in respect of post-termination medical and dental benefits, including an executive physical and related tax gross-ups, under his Separation Agreement.

The table below reflects the amount of compensation payable in the event of a Qualifying Termination of each of the other Named Executive Officers, under the OSPP described above. The amounts shown in the table for the Named Executive Officers, assume that the executive’s termination was effective as of the last day of the fiscal year, February 2, 2019, and have been determined, where applicable, using a price of $13.61 per share of Common Stock, the closing price of our Common Stock on The Nasdaq Global Select Market on February 1,  2019 (the last business day of fiscal 2018). The actual amounts, or value, to be paid to these Named Executive Officers can only be determined at the time of such executive’s separation from the Company.

	Executive Payments
	and Benefits
	upon Termination
	Without Cause
	or by Executive
	with Good Reason ($)
Denise A. Paulonis
Salary	862,500
Bonus	373,750
Welfare Benefits	9,920	(1)
Total	1,246,170
Stephen J. Carlotti
Salary	902,295
Bonus	390,995
Welfare Benefits	28,902	(1)
Total	1,322,192
J. Robert Koch
Salary	425,000
Bonus	276,250
Welfare Benefits	28,902	(1)
Total	730,152

(1)	Represents the estimated value of the cash amount that would be payable to the executive in respect of post-termination medical and dental benefits, including related tax gross-ups, under the OSPP.

Compensation of Directors

Director Compensation Program

In September 2017, the Board modified the director compensation program effective fiscal 2018 forward to increase certain amounts received by independent directors not nominated by Bain or Blackstone, including the annual retainer, amounts received for Audit Committee Services and the annual grant of restricted stock units. Under this program, each eligible member of our Board received compensation for his or her service as a director as follows: annual retainer of $65,000 for Board services, $17,500, if applicable, for Audit Committee services, $10,000, if applicable, for Compensation Committee services, and $7,500, if applicable, for Nominating and Governance Committee services. The chair of the Audit Committee received an additional annual retainer of $10,000, the chair of the Compensation Committee received an additional annual retainer of $10,000, and the chair of the Nominating and Governance Committee received an additional annual retainer of $7,500. Each compensated independent director also received an annual grant of restricted stock units valued at approximately $115,000 on the date of grant, to be fully vested on the one year anniversary of the date of grant.

Director Compensation for Fiscal 2018

The following table sets forth information concerning the compensation earned by our directors during fiscal 2018. During fiscal 2018, Messrs. Rubin, Bekenstein, Cotton and Wallace were not paid any fees by the Company for services as directors.

	Fees Earned
	or Paid in	Stock
Name	Cash(1)	Awards(2)	Total
Monte E. Ford	$90,000	$115,008	$205,008
Matthew S. Levin	$85,000	$115,008	$200,008
Karen Kaplan	$97,500	$115,008	$212,508
John J. Mahoney	$100,000	$115,008	$215,008
James A. Quella	$80,082	$115,008	$195,090
Beryl B. Raff	$75,000	$115,008	$190,008

(1)	All cash retainer payments are made quarterly in arrears.

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based on the assumptions set forth in Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10‑K. The grant date fair value of each award received was calculated by multiplying the number of shares underlying the restricted stock unit award granted to the director by the closing price of our Common Stock on the date of grant. The amounts shown represent the value of the annual equity award we granted to our independent directors in accordance with our director compensation program described above, and reflect rounding down in the number of restricted stock units granted to avoid the grant of fractional shares. As of the last day of fiscal 2018, Messrs. Ford, Levin, Mahoney and Quella and Mses. Kaplan and Raff each held 5,835 restricted stock units, which subsequently vested on March 29, 2019.

Director Ownership Guidelines

Under our director ownership guidelines, each compensated independent director is expected to own shares of our Common Stock in an amount equal to three times the director’s annual cash retainer. Each such director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares held outright, unvested restricted shares, unvested restricted stock units, the in‑the‑money value of vested stock options, shares held by family members and shares held in trusts.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued under our equity compensation plans at February 2, 2019.

	Number of				Number of
	Securities to				Securities Remaining
	Be Issued				Available for
	upon Exercise		Weighted-Average Exercise		Future Issuance under
	of Outstanding		Price of Outstanding		Equity Compensation
	Options, Warrants		Options, Warrants		Plans (Excluding Securities
Plan Category	and Rights (a)		and Rights (b)		Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	12,013,448	(1)	$ 14.03	(2)	7,505,817	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	12,013,488	(1)	$ 14.03	(2)	7,505,817	(3)

(1)

This amount represents 8,544,300 shares of Common Stock subject to outstanding stock options,  171,622 shares of Common Stock subject to outstanding unvested restricted stock awards and 3,297,526 shares of Common Stock subject to outstanding unvested restricted stock units under our Omnibus Plan. At February 2, 2019, the 8,544,300 outstanding option rights had a weighted-average contractual term of 6.6 years.

(2)

At February 2, 2019, the average exercise price of outstanding options was $19.73, and the average exercise price for outstanding unvested restricted stock awards and outstanding unvested restricted stock units was $0.

(3)	This amount reflects the shares of Common Stock remaining available for future awards (of the 28,553,765 shares authorized for grant or award) under our Omnibus Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and Nasdaq, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the Nasdaq and the Company’s Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Mahoney) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met seven times during fiscal 2018, including five meetings held with Michaels’ Chief Financial Officer and Chief Accounting Officer and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, prior to the public release of the Company’s quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding E&Y’s communications with the Audit Committee concerning independence and discussed with E&Y its independence. We discussed Michaels’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing with management, the internal auditors and E&Y. We also reviewed with both E&Y and our internal auditors their audit plans, audit scope and identification of audit risks.

Furthermore, we discussed with E&Y communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and, with and without management present, reviewed and discussed the results of E&Y’s examination of Michaels’ financial statements. We also discussed the results of the internal audit examinations with and without management present.

Fees to Independent Registered Public Accounting Firm

The aggregate fees the Company paid for professional services rendered by E&Y for fiscal 2018 and fiscal 2017 were:

(in thousands)	2018	2017
Audit	$1,502,122	$1,422,460
Audit-Related	66,440	450,798
Tax	214,487	39,403
All Other	227,200	2,200
Total	$2,010,249	$1,914,861

•

Audit fees were for professional services rendered for the audits of the Michaels consolidated financial statements including financial statement schedules, reviews of interim financial statements, subsidiary audits and assistance with review of documents filed with the SEC.

•	Audit‑related fees were for services related to our employee benefit plans as well as other one-off, special projects outside the normal scope of EYs audit procedures.

•	Tax fees were for services related to tax compliance and routine consulting, including assistance with tax audits and appeals and international projects.

•	All other fees were for a pre-implementation review of the risks associated with an accounting system implementation/migration and the subscription to a technical research tool provided by E&Y.

We pre‑approve all audit services and all permitted non‑audit services by E&Y, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit the Company from engaging E&Y to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution‑in‑kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, or investment banking services or human resource consulting. In addition, we evaluate whether Michaels’ use of E&Y for permitted non‑audit services is compatible with maintaining E&Y’s independence. We concluded that E&Y’s provision of non‑audit services in fiscal 2018, which we approved in advance, was compatible with its independence.

We reviewed the audited financial statements of the Company as of February 2, 2019 with management and E&Y. Management has the responsibility for the preparation of the Michaels financial statements, and E&Y has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and E&Y, we recommended that the Michaels audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended February 2, 2019 for filing with the SEC. We also have selected E&Y as the independent registered public accounting firm for fiscal 2019.

THE AUDIT COMMITTEE

John J. Mahoney, Chair
Monte E. Ford Karen Kaplan

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019, and has directed that management submit the selection of that firm to the stockholders for ratification at the Annual Meeting. Representatives of E&Y are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

Stockholder ratification of the selection of E&Y as the Company’s independent registered public accounting firm is not required by the bylaws or otherwise. However, we are submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

For information concerning fees paid to E&Y during fiscal 2018 and fiscal 2017, see “Fees to Independent Registered Public Accounting Firm” above.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Selection of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The ratification of the appointment of E&Y requires the approval by holders of a majority of votes properly cast by the stockholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees in Proposal 1 and for Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are not permitted to vote your shares on any matter, except that brokers may vote your shares on the Ratification of Selection of the Independent Registered Public Accounting Firm. With respect to the election of directors, if you do not instruct the broker or nominee how to vote, or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2020 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than January 1,  2020. Written proposals may be mailed to us at The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, Texas 75063 Attn: Corporate Secretary. A stockholder who intends to nominate a director or present any other proposal at the 2020 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than February 12,  2020 and no later than March 13,  2020. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws, which are available at http://investors.michaels.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our bylaws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other team members may assist in soliciting proxies by mail, telephone and personal interview.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59 p.m., Central Time, on June 10, 2019. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/MIK delete QR code and control # oΔr scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MIK Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: 01 - Joshua Bekenstein 04 - Monte E. Ford 07 - John J. Mahoney 10 - Peter F. Wallace 02 - Mark S. Cosby 05 - Karen Kaplan 08 - James A. Quella 03 - Ryan Cotton 06 - Matthew S. Levin 09 - Beryl B. Raff Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as The Michaels Companies, Inc. independent registered public accounting firm for the current fiscal year ending February 1, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 5 0 5 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 0312VC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends that you vote FOR the following proposals: Annual Meeting Proxy Card1234 5678 9012 345

DIRECTIONS TO THE ANNUAL MEETING The Michaels Companies, Inc. Support Center 8000 Bent Branch Drive Irving, Texas 75063 To attend the Annual Meeting, you must demonstrate that you were a Michaels stockholder as of the close of business on April 16, 2019, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 16, 2019, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. From Dallas-Fort Worth International Airport (from the West) • • • • Take the north exit out of the airport. Take the TX-114E exit toward Irving/Downtown Dallas and merge onto TX-114E. Take the Belt Line Road exit and turn left onto N. Belt Line Road. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the East • • • • Drive West on IH-635. Take the President George Bush Turnpike S exit and merge onto President George Bush Turnpike. Take the DFW Airport/Royal Lane/TX-114 exit and immediately turn right onto Royal Lane. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the South • • • • • Drive North on I-35E N/ Stemmons Freeway. Keep left at the fork to continue to TX-183W and follow signs for TX-183/TX-114/Irving/DFW Airport. Keep right at the fork to continue on TX-114W and merge onto TX 114W. Take the Belt Line Road exit and turn right onto N. Belt Line Road. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the North • • • Drive South on President George Bush Turnpike . Take the DFW Airport/Royal Lane/TX-114 exit and immediately turn right onto Royal Lane. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. Building Entrance and Parking Michaels Support Center is located at 8000 Bent Branch Drive in Irving, Texas 75063. We are in a two story red brick building with the “Michaels” sign located at the main entrance to our facility. The Shareholder meeting will be held in the Michaels Auditorium located inside the building near the intersection of Mesquite Bend Blvd and Bent Branch Drive. Parking will be available at the entrance closest to the Michaels Auditorium. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders The Michaels Companies, Inc. Support Center, 8000 Bent Branch Drive, Irving, Texas 75063 Proxy Solicited by the Board of Directors for Annual Meeting — June 11, 2019 Mark S. Cosby, Denise A. Paulonis and Navin Rao, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Michaels Companies, Inc. to be held on June 11, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSAL 2. The proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — THE MICHAELS COMPANIES, INC. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MIK